Exhibit 10.21

DATED 17 March, 2005

SIMON ROBERT FULLER

FULLER NOMINEES LTD

INGENIOUS VENTURES LTD

SPORTS ENTERTAINMENT ENTERPRISES, INC.

and

CKX UK HOLDINGS LIMITED

AGREEMENT

for the sale and purchase of

the entire issued share capital of

19 Entertainment Limited

Baker & McKenzie

London

Ref: TEDG/JTB/TAS

CONTENTS

Clause

1.	Interpretation
2.	Sale and Purchase of Shares
3.	Consideration
4.	Completion
5.	Restrictive Covenants
6.	The Warrantors’ and Ingenious Warranties and Indemnity
7.	Purchasers’ Warranties
8.	Guarantee by CKX
9.	Time of the Essence
10.	Announcements
11.	Counterparts
12.	Further Assurance
13.	Variation, Waiver and Consent
14.	Rights and Remedies of the Parties
15.	Entire Agreement
16.	Default Interest
17.	Withholding and Grossing-Up
18.	Notices
19.	Costs
20.	Third Party Rights
21.	Continuing Effect
22.	Severability
23.	Liability and Release
24.	Assignment
25.	Currency Conversion and Euro/Substituted Lawful Currency
26.	Set Off
27.	Governing Law and Submission to Jurisdiction

Schedule

SCHEDULE 1
The Company, the Subsidiaries and the Sellers
Part 1: Details of the Company
Part 2: Details of the Subsidiaries
Part 3: Details of the Shareholding Companies
Part 4: The Sellers
Part 5: The Purchasers
SCHEDULE 2
Part 1: Sellers’ Obligations at Completion
Part 2: Sellers’ Further Obligations at Completion
Part 3: Purchasers’ Obligations at Completion
SCHEDULE 3
Warranties
Part 1: General Warranties
Part 2: Employment Warranties
Part 3: IP & IT Warranties
Part 4: Pensions Warranties
Part 5: Property Warranties
Part 6: Tax Warranties

SCHEDULE 4
Ingenious Warranties
SCHEDULE 5
Limitations on the liability of the Warrantors under the Warranties
SCHEDULE 6
Purchasers’ Warranties
SCHEDULE 7
Limitations on the liability of the Purchasers under the Purchasers’ Warranties
SCHEDULE 8
Share Option Holders
SCHEDULE 9
Properties
Part 1: Leasehold
Part 2: Occupational Leases
Part 3: Overseas Properties
SCHEDULE 10
Intellectual Property
Part 1: Trade Marks
Part 2: Pop Idol Trademarks

DATE:  17 March 2005

PARTIES:

(1)                                  THE SEVERAL PERSONS whose respective names and addresses are set out in column 1  of part 4 of schedule 1 (together the “Sellers”);

(2)                                  CKX UK HOLDINGS LIMITED a company incorporated under the laws of England and Wales with registered number 5389449 and having its registered office at 100 New Bridge Street, London EC4V 6JA (“CKXUK”); and

(4)                                  SPORTS ENTERTAINMENT ENTERPRISES, INC a company incorporated in the state of Colorado and with its principal executive offices at 650 Madison Avenue, New York, New York 1022, USA (“CKX”, which expression shall include its successor if any).

RECITALS:

(A)                              The Sellers have agreed to sell and CKX and CKXUK have agreed to purchase the Shares on the terms set out in this agreement.

(B)                                CKXUK is a subsidiary of CKX. CKX is a publicly traded US company and currently intends to merge with and into CKX, Inc., a Delaware corporation, which will be its successor for all purposes.

(C)                                Ingenious is the parent company of Ingenious Ventures Limited, one of the Sellers under this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 Defined terms

In this agreement, the following words and expressions shall have the following meanings:

“Accounting Date” means in relation to any Financial Year of any member of the Group, the last day of that Financial Year;

“Accounts” means in relation to any Financial Year of any member of the Group:

(1)                                  the audited consolidated balance sheet of the Group as at the Accounting Date in respect of that Financial Year;

(2)                                  the audited consolidated profit and loss account and cash flow statement of the Group in respect of that Financial Year;

(3)                                  the audited balance sheets of each member of the Group as at the Accounting Date in respect of that Financial Year; and

(4)                                  the audited profit and loss accounts and cash flow statements of each member of the Group in respect of that Financial Year,

together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be included in or annexed to them;

“Business Day” means a day (excluding Saturday) on which banks generally are open in the City of London for the transaction of normal banking business;

“Beneficiary” means the beneficiary of the Shares owned by Fuller Nominees;

“Beneficiary Guarantee Deed” means the deed of guarantee in the agreed form between the Beneficiary and the Purchasers;

“Beneficiary Put and Call Option Agreement” the lock-in and put and call option agreement in the agreed form between the Beneficiary and CKX;

“CA85” means the Companies Act 1985;

“CHAPS” means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

“CKX Group” means the group of companies comprising CKX , any holding company from time to time of CKX and any subsidiary of CKX (including, following Completion, any member of the Group) or of any such holding company and “member of the CKX Group” shall be construed accordingly;

“Claim” means any claim made by the Purchasers against any or all of the Sellers under this agreement or the Tax Deed including in particular (but without prejudice to the generality of the foregoing) any claim for breach of the Warranties or under the Tax Deed;

“Companies Acts” means CA85, Part V of the Criminal Justice Act 1993, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989;

“Company” means 19 Entertainment Limited, a private company limited by shares and incorporated in England and Wales, short particulars of which are set out in part 1 of schedule 1;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4;

“Completion Date” means the date upon which Completion takes place;

“Confidential Information” means know-how, trade secrets and other information of a confidential nature wherever in the world enforceable (including, without limitation, all proprietary technical and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally);

“Consideration” means the sum of the Initial Consideration, the Deferred Consideration, the total Option Share Initial Consideration and the total Option Share Deferred Consideration;

“Continuing Director” means Simon Robert Fuller, being one of the Directors;

“Continuing Director’s Employment Contract” means the service agreement in the agreed form between the Company and Simon Robert Fuller;

“Data Room” means the data room maintained at and by the Sellers Solicitors (including replies to enquiries supplied to the Purchaser or its advisers by or on behalf of the Sellers);

“Deferred Consideration” means the amount of £17,630,879 payable in accordance with clause 3.4;

“Deferred Consideration Payment Date” means the earlier of (i) the 30th day after the accounts of the Group for the Financial Year ended 30 June 2005 have been completed and audited in accordance with Part VII of the CA85 (unless such day is not a Business Day in which case it shall be the next Business Day after such 30th day) and (ii) 30 December 2005;

“Deferred Consideration Shares” means such number (if any) of shares of common stock in CKX to be issued pursuant to clause 3.4;

“Deferred Issue Price” means the average closing price per share of common stock in CKX quoted on Nasdaq calculated based on the 5 Trading Days prior to the Deferred Consideration Payment Date;

“Directors” means the persons listed as directors of the Company and each Subsidiary in parts 1 and 2 of schedule 1;

“Disclosed” means fairly disclosed to an appropriate level of detail by the Disclosure Letter (in the case of the Warrantors) or by the Purchasers’ Disclosure Letter (in the case of the Purchasers) as the case may be and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter in the agreed form of the same date as this agreement (including the contents of any schedule or appendix thereto) from the Warrantors to the Purchasers together with all documents annexed to it;

“Encumbrance” means any Security Interest, Pre-emption Right, restriction, assignment, hypothecation, or any other interest, equity or other right of any person, or any agreement or arrangement to create any of the same and “Unencumbered” shall be construed accordingly;

“Equity Offering” means any public sale or offering of equity securities in CKX in excess of US$40,000,000;

“Escrow Account” means a separate interest bearing account to be opened by the Escrow Agent in the circumstances specified in clause 3.8(c) to hold the Escrow Deposit;

“Escrow Agent” means such Escrow Agent as shall be jointly agreed upon by the Warrantors and the Purchasers or, if no such Escrow Agent is agreed between the parties within 5 Business Days of such appointment being required under clause 3.8, such Escrow Agent shall be such person as shall be appointed by the President for the time being of the Law Society in England and Wales on the application of either the Purchasers or the Warrantors;

“Existing Ingenious Consulting Agreement” means the consulting agreement entered into between 19 Entertainment Limited (then called 19 Management Limited) and Ingenious Media Consulting Limited on 15 August 2001;

“Financial Year” shall be construed in accordance with s223 CA85;

“Fuller” means Simon Robert Fuller of 19 The Mall, East Sheen, London SW14 7EN;

“Fuller Compromise Agreement” means the compromise agreement, in agreed form, between Fuller and the Company;

“Fuller Nominees” means Fuller Nominees Limited , a company incorporated under the laws of England and Wales with registered number 4264633 and having its registered office at Hanover House, 14 Hanover Square, London W1S 1HP;

“Fuller Put and Call Option Agreement” the lock-in and put and call option agreement in the agreed form between Fuller and CKX;

“Group” means the group of companies comprising the Company and the Subsidiaries and “member of the Group” shall be construed accordingly;

“Ingenious Consulting Agreement” means the new consulting agreement in the agreed form between Ingenious Media Consulting Limited and the Company;

“Ingenious Group” means Ingenious, its subsidiaries and holding companies and the subsidiary undertakings of such holding companies from time to time, all of them and each of them as the context admits;

“Ingenious” means Ingenious Ventures Limited, a company incorporated under the laws of England and Wales with registered number 4018420 and having its registered office at 12 New Fetter Lane, London EC4A 1AG as manager of the Ingenious Ventures Limited Partnership;

“Ingenious Warranties” means the warranties given by Ingenious in Clause 6 and Schedule 4;

“Initial Consideration” means the amount of £59,706,899 and the Initial Consideration Shares;

“Initial Consideration Shares” means the number of shares of common stock in CKX calculated in accordance with clause 3.2;

“Intellectual Property” means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), designs, copyrights (including, without limitation, rights in software), database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

“Intra-Group Guarantees” means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever (1) given to any third party by any member of the Group in respect of a liability of the Sellers and/or as the context may require (2) given to any third party by the Sellers in respect of a liability of any member of the Group;

“Intra-Group Indebtedness” means all borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to UK Relevant Accounting Standards) outstanding between any member of the Group on the one hand and any of the Sellers and the Ingenious Group on the other hand;

“Issue Price” means US$16.48, being the average closing price per share of common stock in CKX quoted on Nasdaq calculated based on the 5 Trading Days prior to the date of this agreement;

“Last Accounting Date” means 30 June 2004;

“Last Accounts” means the Accounts of the Company in respect of the Financial Year ended on the Last Accounting Date a true copy of which is annexed to the Disclosure Letter;

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses (including direct, indirect and consequential), costs (including legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;

“Management Accounts” means the unaudited balance sheet of the Company and the unaudited consolidated balance sheet of the Group as at 31 January 2005 and the unaudited profit and loss account of the Company and the unaudited consolidated profit and loss account of the Group for each of the monthly periods from 1 July 2004 to 31 January 2005 inclusive in the agreed form;

“Moral Rights” means the rights of an author of a copyright literary, dramatic, musical or artistic work or a director of a copyright film (“Work”) to be identified as the author or director (as the case may be) of the Work, not to have Work subjected to derogatory treatment and not to have a Work falsely attributed to him as the author or director (as the case may be) in each case wherever in the world enforceable;

“Nasdaq” means the National Market System of The Nasdaq Stock Market Inc;

“Non-compete Agreement” means the agreement, in the agreed form, relating to certain non-compete restrictions to be entered into between Fuller and CKX;

“Option Shares” means the ordinary shares of £0.01 in the share capital of the Company to be issued upon exercise of the Share Options;

“Option Share Deferred Consideration” means the aggregate deferred consideration payable to Share Option Holders calculated in accordance with clause 3.6;

“Option Share Initial Consideration” means the aggregate initial consideration payable to Share Option Holders calculated in accordance with clause 3.5;

“Pearson Agreement” means the agreement between 19 TV Limited and Pearson Television Operations B.V. (now known as Fremantle Media Operations BV) dated 6 July 2001 and which has been assigned by Fremantle Media Operations B.V. to Fremantle Media Limited as subsequently amended;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any amendment or substitution of such act from time to time and the Rules, Regulations and Orders made under them or continued by them as they apply from time to time;

“Pre-emption Right” means any right to acquire, option, right of first refusal or other right of pre-emption or any agreement or legally binding arrangement to create any of the same;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this agreement;

“Properties” means the property or properties short particulars of which are set out in schedule 9;

“Purchasers” means CKX and CKXUK;

“Purchasers’ Disclosure Letter” means the letter in the agreed form of the same date as this agreement (including the contents of any schedule or appendix thereto) from the Purchasers to the Sellers together with all documents annexed to it;

“Purchasers’ Senior Management” means each of Robert F.X. Sillerman, Howard Tytel, Tom Benson, Mitchell Slater and Kraig Fox

“Purchasers’ Solicitors” means Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA;

“Purchasers’ Warranties” the warranties given by the Purchasers in clause 7 and schedule 6;

“Relevant Contracts” means (i) the Pearson Agreement; (ii) the agreement dated 22 April 2002 as subsequently amended between Fox Broadcasting Company, Fremantle Media North America, Inc. and 19 TV Limited relating to the production by Fremantle Media North America Inc. and the licensing by Fremantle Media North America Inc. and 19 TV Limited of episodes of American Idol; and (iii) the agreement dated 8 February 2002 between 19 Recordings Limited and Ronagold Limited as amended by notices relating to specific territories and the amendment agreement and settlement agreement dated 14 October 2004;

“Registration Rights Agreement” means the registration rights agreement, in the agreed form, between CKX, Fuller and Fuller Nominees;

“Relevant Accounting Standards” means, in relation to any Accounts or Management Accounts or any balance sheet or profit and loss account of any company or other entity, any of the following in force on the relevant Accounting Date or the date of those Management Accounts, such balance sheet or profit and loss account, namely any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it and, to the extent that any member of the Group is not required to comply with any of the foregoing, the relevant accounting standards applicable to that member of the Group;

“SEC” means the Securities and Exchange Commission;

“Security Interest” means any mortgage, charge, pledge, lien, title retention, sale and leaseback arrangement or any other agreement or arrangement having the effect of conferring security;

“Sellers’ Solicitors” means Harbottle & Lewis LLP of Hanover House, 14 Hanover Square, London, W1S 1HP;

“Senior Management” means each of Simon Robert Fuller, Paul Nicholas Bedford, Patrick Anthony McKenna, Andrew Ronald Stinson, Sanjay Wadhwani, Tom Manwaring and Charles Garland;

“Service Document” means a document relating to or in connection with any Proceedings;

“Shares” means the entire issued share capital of the Company as shown in part 1 of schedule 1;

“Share Options” means the options granted under the Option Agreements entered into between the Company and the Share Option Holders;

“Share Option Holders” means the persons holding options over the unissued shares in the share capital of the Company pursuant to the Share Options as listed at schedule 8;

“Share Option Exercise Form” means the irrevocable option exercise form in the agreed form;

“Shareholding Companies” means those companies whose names are listed in part 3 of schedule 1;

“Subsidiaries” means the companies details of which are given in part 2 of schedule 1 and any reference to a Subsidiary is a reference to any of them;

“Tax” has the meaning given to that term in the Tax Deed;

“Tax Authority” has the meaning given to that term in the Tax Deed;

“Tax Deed” means the deed relating to Tax in the agreed form;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Trading Day” means a day on which Nasdaq is open for the transaction of business;

“Transaction Documents” means this agreement, the Tax Deed, the Disclosure Letter, the Purchasers’ Disclosure Letter the Continuing Director’s Employment Contract, Fuller Compromise Agreement, the Ingenious Consulting Agreement, the Fuller Put and Call Option Agreement, the Beneficiary Put and Call Agreement, the Beneficiary Guarantee Deed,  the Non-compete Agreement, the Registration Rights Agreement and the Share Option Exercise Form;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties given in clause 6 and schedule 3; and

“Warrantors” means Fuller and Fuller Nominees.

1.2                                 Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this agreement.

1.3                                 Holding company and subsidiary

A company or other entity shall be a “holding company” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “parent undertaking” in s258 CA85, and a company or other entity shall be a “subsidiary” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “subsidiary undertaking” in s258 CA85, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4                                 Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Sellers and the Purchasers prior to the execution of this agreement.

1.5                                 Recitals, schedules, etc.

References to this agreement include the recitals and schedules which form part of this agreement for all purposes.  References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement.

1.6                                 Meaning of references

Save where specifically required or indicated otherwise:

(a)                                  words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)                                 references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality.  References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)                                  references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)                                 references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)                                  any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)                                    references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(g)                                 references to “sterling” or “£” or “pounds” are to the lawful currency of the United Kingdom as at the date of this agreement.  References to “Euro” or “€” are to the single currency of the European Union constituted by the Treaty on European Union; and

(h)                                 references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.7                                 Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.8                                 Connected persons

Section 839 Taxes Act is to apply to determine whether one person is connected with another for the purposes of this agreement.

1.9                                 Awareness

(a)                                 Where any statement is qualified by the expression “to the best of the knowledge of the Warrantors” or “so far as the Warrantors are aware” or any similar expression, the Warrantors shall be deemed to have knowledge of:

(i)                                     anything of which the Warrantors have actual knowledge; and

(ii)                                      anything of which they would have had knowledge had they made due and careful enquiry of the Senior Management immediately before giving the statement.

(b)                                 Where any statement is qualified by the expression “to the best of the knowledge of the Purchasers” or “so far as the Purchasers are aware” or any similar expression, the Purchasers shall be deemed to have knowledge of:

(i)                                     anything of which the Purchasers have actual knowledge; and

(ii)                                  anything of which they would have had knowledge had they made due and careful enquiry of the Purchasers’ Senior Management immediately before giving the statement.

2.                                      SALE AND PURCHASE OF SHARES

2.1                                 Sale and purchase of Shares

(a)                                  Each Seller shall at Completion sell (relying on the Purchasers’ Warranties and the other obligations of the Purchasers under this agreement) and the Purchasers in the proportions shown in column 2(a) of Part 4 of schedule 1 (relying on the Warranties and Ingenious Warranties) and the other obligations of the Sellers under this agreement) shall purchase the entire legal and beneficial ownership in the Shares listed against that Seller’s name in column 2 of part 3 of schedule 1 with the rights and subject to the restrictions attaching to those Shares in the articles of association of the Company but otherwise free from all Encumbrances.

(b)                                 Each Seller covenants with the Purchasers that he/it has now and at all times up to and at Completion shall have full power and the right to sell and transfer the legal and beneficial title in the Shares listed against that Seller’s name in column 2 of part 4 of schedule 1 on the terms set out in this agreement.

2.2                                 Rights attaching to the Shares

The Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this agreement.

2.3                                 Waiver of restrictions on transfer

Each Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares or the Option Shares, whether under the articles of association of the Company or otherwise.

2.4                                 Purchase of the Option Shares

Each of the Sellers undertake to take all reasonable steps to procure execution by the Share Option Holders of the Share Option Exercise Forms in each case prior to Completion and each of the Purchasers undertake to take all reasonable steps to procure execution of the Share Option Exercise Forms in each case and agrees to acquire the Option Shares on the terms of the Share Option Exercise Forms.

2.5                                 Sale of all the Shares and Option Shares

The Purchasers shall not be obliged to complete the purchase of any of the Shares and Option Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement and the Option Exercise Forms.

2.6                                 Title to the shares in the Subsidiaries

Each Seller covenants with the Purchasers that the Shares represent the entire issued and allotted share capital of the Company and the Company is (or a Subsidiary is) the sole legal and beneficial owner of the relevant shares in the issued share capital of each of the 19 TV Limited, 19 Merchandising Limited, 19 Recordings Limited and 19 Touring LLC free from all Encumbrances.

3.                                      CONSIDERATION

3.1                                 Total price

The total price for the Shares to be paid by the Purchasers to the Sellers and the Share Option Holders shall be the Consideration.

3.2                                 Calculation of Initial Consideration Shares

The number of Initial Consideration Shares shall be such number of shares of common stock in CKX as shall at the Issue Price have a value in aggregate of £14,443,016 on the Completion Date.

3.3                                 Satisfaction of Initial Consideration

The Initial Consideration shall be satisfied by the allotment and issue of the Initial Consideration Shares by CKX to Fuller and Fuller Nominees in the proportions set out in column 3 of part 4 of schedule 1 and the payment of £59,706,899 in cash in the proportions shown in column 3 of part 4 of schedule 1 by the Purchasers to the Sellers on the basis and to the extent indicated in column 3 of part 4 of schedule 1. No fraction of an Initial Consideration Share shall be allotted or issued to the Sellers and the number of Consideration Shares shall be rounded to the nearest whole number.

3.4                                 Calculation and satisfaction of Deferred Consideration

(a)                                  The Deferred Consideration shall be equal to £17,630,879 to be satisfied by payment in cash (subject to clause 3.4(b) to (e) below) by the Purchasers in the proportions shown in column 2(b) of part 5 of schedule 1 to the Sellers in the proportions indicated in column 4 of part 4 of schedule 1 on the Deferred Consideration Payment

Date,  PROVIDED THAT the Purchasers shall not have notified the Sellers and/or Warrantors in writing of a Claim in good faith.  If by such time such a Claim shall have been so notified, the provisions of clause 3.8 shall apply.

(b)                                 Fuller may, by notice in writing to the Purchasers at least 5 Business Days before the Deferred Consideration Payment Date, specify that the Deferred Consideration (but not some of it) due to Sellers (other than Ingenious Ventures) should be satisfied by the allotment and issue by CKX of such number of Deferred Consideration Shares at the Issue Price as are equal to the total amount of the Deferred Consideration payable to the Sellers (other than Ingenious Ventures) (the “Deferred Share Notice”).  In which event, the Purchasers may, in their absolute discretion, by notice in writing to Fuller at least 2 Business Days prior to the Deferred Consideration Date, specify that, notwithstanding the Deferred Share Notice, the Deferred Consideration due to the Sellers (other than Ingenious Ventures) shall be settled in cash.  No fraction of a Deferred Consideration Share shall be allotted or issued and the number of Deferred Consideration Shares shall be rounded to the nearest whole number.

(c)                                  In the event that CKX has not, on or before 30 June 2005, completed an Equity Offering, and Fuller shall not have elected to receive the Deferred Consideration in the form of Deferred Consideration Shares in accordance with clause 3.4(b) above, the Purchasers may, in their absolute discretion, by notice in writing to the Sellers at least 2 Business Days prior to the Deferred Consideration Payment Date, specify that the Deferred Consideration shall be settled by the allotment and issue by CKX of such number of Deferred Consideration Shares at the Deferred Issue Price as are equal to the total amount of the Deferred Consideration payable to the Sellers (including Ingenious), provided that any Deferred Consideration Shares received by the Sellers in connection with this clause 3.4(c) shall be fully registered with the SEC, (which rights shall be in addition to and not in replacement of the rights set out in the Registration Rights Agreement) freely tradeable and shall not be subject to the Fuller Put and Call Option Agreement or the Beneficiary Put and Call Option Agreement.

(d)                                 If one or more of the Sellers (including Ingenious) holding in excess of 50% of the Deferred Consideration Shares received under clause 3.4(c) above intend to transfer in excess of 50% of such Deferred Consideration Shares at any time before 1 January 2006, such Sellers (the ‘‘Selling Shareholders’’) shall, by the notice in writing to the Purchasers, notify the Purchasers of such intention and specify the number of such Deferred Consideration Shares they intend to transfer (the “Sale Notice”).  The Purchasers may, within 5 Business Days of receipt of a Sale Notice specify, by notice in writing to the relevant Seller or Sellers, that they shall only sell such Deferred Consideration Shares through the underwriting services of a reputable underwriting firm of the Purchasers’ choice. All expenses, other than underwriting discounts and commissions relating to the registration of any Deferred Consideration Shares, incurred in connection with registrations, filings or qualifications pursuant to clause 3.4(c) and (d), including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for CKX, and the reasonable fees and disbursements of one counsel for the Sellers, shall be borne by CKX.

(e)                               In the event that the price per Deferred Consideration Share received by the Selling Shareholders upon such a sale in accordance with Section 3.4(d) above shall be less than the Deferred Issue Price, the Purchasers shall be required, within ten (10) days following the date of such sale, to pay to the Selling Shareholders, by delivery of cash an amount equal to the shortfall per share in respect of each such Deferred Consideration Share.

3.5                                 Calculation of Option Share Initial Consideration

The Option Share Initial Consideration shall be £4,798,701 and such number of shares of common stock in CKX as shall at the Issue Price have a value of £1,683,384 on the Completion Date.

3.6                                 Calculation of Option Share Deferred Consideration

The Option Share Deferred Consideration shall be equal to £1,537,121.  The Option Share Deferred Consideration shall be settled in cash or shares of common stock in CKX in accordance with and on the same basis as the Deferred Consideration due to the Sellers (other than Ingenious Ventures).

3.7                                 Satisfaction of the Option Share Initial Consideration and Option Share Deferred Consideration

The Option Share Initial Consideration and the Option Share Deferred Consideration shall be satisfied in accordance with the terms of the Share Option Exercise Form and, in the case of the cash element of such payments in such proportions as shown in column 2(b) of part 4 of schedule 1.

3.8                                 Deferred Consideration settlement in the event of a Claim:

(a)                                  If a Claim is so notified and is settled or otherwise determined (as defined below) prior to the Deferred Consideration Payment Date, there shall be deducted pro-rata from the Deferred Consideration payable to the Seller(s) in respect of whom the relevant Claim could have been made against an amount equal to the amount of the Claim (as so settled or determined) in satisfaction of the relevant liability or, if the aggregate amount of Deferred Consideration payable to the Seller(s) in respect of whom the relevant Claim could have been made against is less than the amount of the Claim (as so settled or determined), the aggregate amount of the Deferred Consideration payable to the Seller(s) in respect of whom the relevant Claim could have been made against will be credited towards satisfaction of the relevant liability.

(b)                                 If a Claim is so notified prior to the Deferred Consideration Payment Date but such Claim is not settled or otherwise determined prior to such date, then within 10 Business Days of such date the Purchasers shall notify the relevant Sellers in writing of its good faith estimate of the amount of such Claim such notice to be accompanied by the written opinion of Counsel of not less than 10 years’ call to the effect that the Purchasers have, in Counsel’s opinion, a valid basis for asserting the Claim and have a reasonable prospect of succeeding on the Claim to the extent of the amount so estimated or, if less, the amount stated in the opinion.  If no opinion is served within this time then the Purchaser shall forfeit its entitlement to delay payment of the Deferred Consideration to the relevant Seller(s) pursuant to this Clause 3.8.  Subject to receipt by the relevant Sellers of such notice and opinion within such period, there shall be retained pro rata from the Deferred Consideration an amount equal to the lesser of (i) the amount so estimated or stated and (ii) the aggregate amount of the Deferred Consideration payable to the Seller(s) in respect of whom the relevant Claim could have been made against (the lesser of (i) and (ii), the “Escrow Deposit”).  The balance, if any, (subject to any adjustments in accordance with clause 3.8(a) above) shall be paid to the relevant Sellers pro rata to their entitlement to the same on the Deferred Consideration Payment Date.

(c)                                  If a Claim is so notified prior to the Deferred Consideration Payment Date but such Claim is not settled or otherwise determined prior to such date, then on such date the Escrow Deposit shall be deposited by the Purchasers into the Escrow Account to be operated in accordance with clause 3.8(d) below until such Claim or Claims is or are settled or otherwise determined.

(d)                                 The Purchasers and Sellers agree that:

(i)                                     No amount shall be released from the Escrow Account except as provided in this clause 3.8.  As soon as practicable after any Claim is settled or otherwise determined (but in any event no more than 5 Business Days thereafter), the Purchasers and Sellers shall instruct the Escrow Agent to release the Escrow Deposit in accordance with clauses 3.8(d) and 3.8(e).

(ii)                                  Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.

(iii)                               Any interest or profit accruing to the Escrow Account (subject to any deduction of tax at source and any bank or other charges properly charged to the Escrow Account) shall be retained in the Escrow Account.  Each time funds are paid out of the Escrow Account such funds shall have added to them the corresponding proportion of the interest and profit accrued to the Escrow Account (subject to any deductions as above).

(iv)                              The Escrow Deposit shall be held by the Escrow Agent for the benefit of the Sellers and the Purchasers and on the terms set out in this clause 3.8(d).

(v)                                 The Purchasers and Sellers shall direct the Escrow Agent to maintain a ledger (the “Escrow Ledger”) setting forth (i) all income or other items earned on and distributions from or other items charged against the Escrow Account and (ii) with respect to any distribution pursuant to this agreement, the provision of this agreement pursuant to which such distribution has been made.  The Purchasers and Sellers shall each have access to the Escrow Ledger from time to time during business hours.

(e)                                  On settlement or other determination of any such Claim there shall be deducted from the Escrow Account an amount equal to the amount of the Claim(s) (as so settled or determined) in satisfaction of the relevant liability or, if the aggregate amount in the Escrow Account is less than the amount of the Claim(s) (as so settled or determined), the total amount in the Escrow Account shall be credited towards satisfaction of the relevant liability.  Once all such Claims have been settled or otherwise determined, any remaining balance (if any) of the Escrow Account (subject to any adjustments in accordance with clause 3.8(a) above) shall be paid to the relevant Seller(s) pro rata to their entitlement to Deferred Consideration on the later of (i) the Deferred Consideration Date and (ii) the earliest practicable Business Day after the date on which all such Claims have been settled or otherwise determined.  In the event that a Deferred Share Notice shall have been accepted by the Purchasers in accordance with clause 3.4(b), such payment to the Sellers (other than Ingenious Ventures) shall be satisfied by the issue of Deferred Consideration Shares in accordance with clause 3.4(b) and after full satisfaction thereof the cash held in the Escrow Account in respect of the payment of Deferred Consideration to such relevant Sellers shall be released to the Purchasers.

(f)                                    For the avoidance of doubt nothing contained in this clause 3.8 shall prejudice the right of the Purchasers to recover against any Seller in respect of any Claim (whether such Claim is made before or after the Deferred Consideration Payment Date) otherwise than in accordance with the provisions of this clause 3.8.

3.9                                 Off- Set of Initial Consideration Shares and Deferred Consideration Shares

(a)                                  The Purchasers agree with each of the Warrantors that if a Claim or Claims against either or both of the Warrantors are settled or determined then upon written notice by the Warrantors (exercisable in their sole and absolute discretion) to the Purchasers within ten Business Days of the day the Claim is settled or determined each of the Warrantors shall be entitled to satisfy the Claim (as so settled or determined) in whole or in part by transferring back to CKX for nil consideration such number of the Initial Consideration Shares and the Deferred Consideration Shares (if any) (the “CKX Shares”) as will at the Issue Price satisfy the relevant liability or specified part thereof in respect of the Claim PROVIDED THAT each of the Warrantors may only give notice with respect to such transfer or transfers of CKX Shares in respect of a total in aggregate of 25% of the number of CKX Shares received by him. For the avoidance of doubt nothing in this clause 3.9(a) shall prejudice the right of the Purchasers to recover against the Sellers for the balance of any Claim or in any respect to any further Claims subject to the limitations set out in schedule 5 and clauses 3 or 6 of the Tax Deed.

(b)                                 Completion of the transfer of the CKX Shares referred to in clause 3.9(a)  above shall take place at the offices of CKX at 650 Madison Avenue, New York, New York 1022, USA at 10 am (NY time) on the date that is the third Business Day after the service of the relevant notice under clause 3.9(a).

(c)                                  At completion, Mr Fuller shall deliver or procure the delivery to CKX of:

(i)                                     a duly executed transfer or transfers in respect of the relevant CKX Shares in favour of CKX or such person(s) as the CKX may direct;

(ii)                                  the share certificate(s) representing the relevant CKX Shares; and

(iii)                               such other documents as may be necessary to enable CKX or its nominee(s) to obtain a good title to the relevant CKX Shares.

(d)                                 If for any reason Mr Fuller fails to comply with the provisions of clause 3.9(c), CKX may, as the attorney of Mr Fuller, execute a transfer or transfers of the CKX Shares to CKX or to its order and/or direct the registered holder of the CKX Shares to transfer the same to CKX or to its order.

(e)                                  Notwithstanding anything to the contrary set forth in this agreement or in any of the other Transaction Documents, any transfer of CKX Shares by the Warrantors to the Company pursuant to this clause shall be a permitted transfer and shall not be subject to any restrictions hereunder or thereunder.

(f)                                    For the purposes of clauses 3.8 and 3.9, “settlement” shall mean an agreement in writing signed by or on behalf of the relevant Sellers and the Purchasers in respect of one or more relevant Claims and a “determination” shall mean a judgement of the Supreme Court in England and Wales or other court of competent jurisdiction and “settled” and “determined” shall be construed accordingly.

4.                                      COMPLETION

4.1                                 Timing

Completion shall take place immediately after the signing of this agreement.

4.2                                 Location

Completion shall take place at the offices of the Purchasers’ Solicitors when all (but not some only) of the events detailed in this clause 4 shall occur.

4.3                                 Sellers’ obligations at Completion

At Completion, the Sellers shall:

(a)                                  deliver (or cause to be delivered) to the Purchasers the items listed in part 1 of schedule 2 (the Purchasers receiving those items, where appropriate, as agent of the Company); and

(b)                                 procure that all necessary steps have been taken properly to effect the matters listed in part 2 of schedule 2 at board meetings of the Company and each member of the Group and deliver to the Purchasers duly signed minutes of such board meetings.

4.4                                 Purchasers’ obligations at Completion

At Completion, the Purchasers shall do or deliver (or cause to be delivered) to the Sellers the matters or items listed in part 3 of schedule 2.

4.5                                 Receipt of funds and stock certificates

The Sellers hereby confirm that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive:

(a)                                  the payment of the cash elements of the Initial Consideration and Deferred Consideration on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be an absolute discharge for the Purchasers who shall not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum; and

(b)                                 the share certificates in respect of the Initial Considerations Shares and Deferred Consideration Shares allotted and issued to any of the Sellers.

4.6                                 Failure to complete

Without prejudice to any other remedies available to any party, if the provisions of clause 4.3 or 4.4 (as the case may be) are not complied with in any respect on the Completion Date, the other parties shall not be obliged to complete the sale or purchase of the Shares or pay any of the Consideration (as appropriate) and the other parties may in their absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the party in default:

(a)                                  defer Completion by a period of not more than 28 days to such other date as it may specify in such notice (and so that the provisions of this clause 4.6 shall apply to Completion as so deferred);

(b)                                 waive all or any of the requirements contained or referred to in clause 4.3 or 4.4 (as the case) may be at its discretion (and without prejudice to its rights under this agreement) and proceed to Completion so far as practicable; or

(c)                                  terminate this agreement without liability on its part.

4.7                                 Effect of termination

All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement save that:

(a)                                  clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including, without limitation, clauses 10,18, 19, 20 and 26); and

(b)                                 any provision of this agreement necessary for its interpretation or enforcement shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to such termination.

4.8                                 No Waiver

If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this agreement under this clause 4, any party proceeds to Completion, the fact that they have proceeded to Completion shall not constitute a waiver of any right or entitlement of that party to make any claim under the Transaction Documents.

5.                                      RESTRICTIVE COVENANTS

5.1                                 Restrictions of Fuller

Fuller covenants with each of the Purchasers and the Company (with the intention of assuring to the Purchasers the full benefit and value of the goodwill and connections of the Group and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the Purchasers or in the proper performance of his duties under the Continuing Director’s Employment Contract:

(a)                                  for the period of two years after Completion, he will not within any country in which the Company or any of the Subsidiaries is carrying on business at Completion or in any Relevant Territory at the date of this agreement as defined in the Pearson Agreement either on his own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes with the business carried on by the Company or any of the Subsidiaries at Completion (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer any control over the business in question) save that Fuller shall not be in breach of any of the restrictions set out in this clause 5.1(a) or 5.1(f) by reason of his continued involvement as a shareholder and director of Popworld Limited provided that Fuller is not involved in the management or oversight of Popworld Limited.

(b)                                 for the period of two years after Completion, he will not, either on his own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to the Company or any of the Subsidiaries from any person who shall at any time within the 12 months preceding Completion have been a supplier of goods or services to the Company or any of the Subsidiaries;

(c)                                  for the period of two years after Completion, he will not, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any member of the Group, offer employment to or employ any person who is at Completion or who was at any time during the period of twelve months immediately preceding Completion employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, any member of the Group and who remains so employed or engaged immediately prior to the relevant breach of this clause 5.1(c) (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement);

(d)                                 he will not at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of any member of the Group whose province it is to know the same) any Confidential Information relating to any member of the Group unless:

(i)                                     required by law or any governmental or regulatory body in any jurisdiction; or

(ii)                                  the relevant information was or becomes in the public domain (other than by reason of a breach of this clause by Fuller);

(e)                                  if, in connection with the business or affairs of any member of the Group, he shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind any member of the Group which contained restrictions on disclosure, he will not without the previous written consent of the Purchasers and, if appropriate, the relevant third party at any time infringe such restrictions;

(f)                                    he will not at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the words “19”, “Pop Idol” or “Idol” or any words confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo used by any member of the Group at Completion (whether registered or not); and

(g)                                 for the period of two years after Completion, he will not be involved in or concerned in any television programme or with any artist or artists selected as part of a television programme which competes with the Format (as defined in the Pearson Agreement).  For the purposes of this clause 5.1(g), it is understood that a programme competes with the Format if it involves a search for a recording and/or song writing artist (whether an individual artist or a group of more than one) and the making of commercial recordings by that artist(s) or exploitation of songs written by that artist(s) or the signature of a recording and/or publishing agreement by that artist(s).

5.2                                 Restrictions of Ingenious

Ingenious covenants with each of the Purchasers’ the Company, each member of the Group and any other of the CKX Group (with the intention of assuring to the Purchasers the full benefit and value of the goodwill and connections of the Group and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the Purchasers, they will not and they will procure that no member of the Ingenious Group shall:

(a)                                  for the period of two years after Completion, produce on its own account any television programme utilising creative elements which are substantially similar to the Format;

(b)                                 for the period of two years after Completion directly invest on is own account in any business which at such time it knows does or intends to produce a television programme with elements substantially similar to the Format;

(c)                                  for a period of two years after Completion, knowingly permit any entity, in circumstances where it can control the relevant activities of that entity, in which it has an interest from promoting its affiliation with the Ingenious Group’s affiliation with the Company and/or the Format but, for the avoidance of doubt, Ingenious may, for the purposes of publicising its prior investment and advisory credentials, mention in any of its own publications the fact that it has previously been an investor in or advisor to the Company and the names of television programmes with which the Group has been involved, or any such factual matter about the Company that is in the public domain (but such publicity may not include without the prior written consent of the Purchasers and the Company use of any of the trademarks in which any member of the Group has an interest). In publicising Ingenious’ prior investment credentials, Ingenious may make reference to the history of its investment in the Group, the timing of its investment and exit, and the IRR realised on the exit;

(d)                                 at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the word “19”, “Pop Idol” or “Idol” or any word confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo of any member of the Group (whether registered or not).

5.3                                 Severance

Each of the restrictions contained in clauses 5.1(a) to 5.1(g) and 5.2(a) to 5.2(d) is separate and severable an91d in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

5.4                                 Modification of restrictions

While the restrictions contained in this clause 5 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchasers but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

5.5                                 Exception from restrictions

The restrictions contained in clause 5.1 shall be without prejudice to performance by and shall not limit the restrictions on the Continuing Director under the terms of agreements entered into pursuant to this agreement.

5.6                                 Acknowledgement

The Purchaser and Sellers each acknowledge that, as a result of certain business activities of the Group, which activities represent a small percentage of the overall turnover of the Group, members of the Group may be deemed a Competitive Company as such term is defined in that certain Non-Compete Agreement dated as of 10 April 2001 by and among Clear Channel Communications, Inc., SFX Entertainment, Inc., FXM, Inc. and Robert F.X. Sillerman, and that, from the Completion Date until 1 August 2005 (inclusive), each of CKX and Mr. Sillerman, in accordance with the terms of such non-compete agreement, will limit its or his involvement with respect to such minor business activities to the supervision of the financial, tax, accounting and similar non-operational aspects thereof. During such period, Fuller agrees to assume responsibility for the oversight of all other areas related to such business operations.

6.                                      THE WARRANTORS’ AND INGENIOUS WARRANTIES AND INDEMNITY

6.1                                 Warranties of the Warrantors

(a)                                  Each of the Warrantors warrants jointly and severally to the Purchasers that, except as Disclosed, each of the statements set out in schedule 3 will at Completion be true and accurate and for the purposes of the Warranties, references in schedule 3 to the Company shall be deemed to include a reference to each of the Subsidiaries.

(b)                                 For the purposes of this clause 6.1(b), references in schedule 3 to the Company shall be deemed to refer only to the Shareholding Companies.  Each of the Warrantors warrants jointly and severally to the Purchasers that, so far as they are aware, each of the statements set out in schedule 3 will at Completion be true and accurate.

6.2                                 Warranties of Ingenious

Ingenious warrants to the Purchasers that each of the statements set out in schedule 4 will at Completion be true and accurate.

6.3                                 Reliance upon the Warranties

The Warrantors and Ingenious acknowledge that the Purchasers have entered into this agreement on the basis of and in reliance upon (among other things) the Warranties and the Ingenious Warranties and have been induced by them to enter into this agreement.

6.4                                 Disclosures

No letter, document or other communication (whether or not in writing) shall be deemed to constitute a Disclosure unless it is expressly incorporated in or annexed to the Disclosure Letter.

6.5                                 Warranties separate

Each of the Warranties and Ingenious Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Warranty or anything in the Transaction Documents.

6.6                                 Information supplied to the Warrantors and Ingenious

The Warrantors and Ingenious shall not be entitled to raise as a defence to a claim by the Purchasers under any of the Transaction Documents the fact that they had relied on information provided to them by any member of the Group or any of their officers, employees, workers or agents (including advisers).

6.7                                 No claim against the Group or employees

The Warrantors and Ingenious hereby irrevocably waive any and all claims against each member of the Group and any of its officers, employees, workers and, in connection only with the sale of the Shares, its agents (including advisers) and undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchasers) not to make any claim against or seek any contribution from any such person (and undertake that no other person claiming under or through them will make any such claim or seek any such contribution).

6.8                                 Information to be provided by the Warrantors and Ingenious

The Warrantors and Ingenious shall give to the Purchasers and their advisers after Completion all such reasonable information and documentation relating to each member of the Group which is in their possession or control at the relevant time as the Purchasers shall reasonably require to enable it to satisfy itself as to the accuracy and due observance of the Warranties (in the case of the Warrantors) and the Ingenious Warranties (in the case of Ingenious).

6.9                                 Limitation on liability of the Warrantors under the Warranties.

The liability of the Warrantors and Ingenious in respect of any claim under the Warranties shall be limited as set out in schedule 5 and the liability of the Warranties in respect of any claim under the Warranties set out in part 6 of Schedule 3 (in relation to Tax) shall be further limited by clauses 3 and 6 of the Tax Deed.

6.10                           Warrantors Indemnity to Purchasers

(a)                                  The Warrantors hereby covenant with and undertake to indemnify the Purchasers,  the Company and all members of the Group fully on demand for themselves and as trustee for their respective successors in title, officers, directors, employees and agents and to keep them indemnified against any and all liabilities and Losses incurred, suffered or sustained by them or asserted against them, or any or all of them arising directly or indirectly out of any existing arrangement or agreement (whether legally binding or not) which may exist with Nigel Lythgoe relating to the acquisition by him of any interest in any of the issued or unissued shares in 19 TV Limited or options, warrants or any other right to subscribe for or acquire any such shares or an interest in any such shares. It is acknowledged that the Warrantors do not believe any such agreement or arrangement exists.

(b)                                 No matter disclosed against any of the Warranties or any other knowledge (actual or constructive) on the part of the Purchasers and no investigation by or on behalf of the Purchasers shall prejudice any claim made by the Purchasers or affect or reduce any liability arising under the indemnity in clause 6.10(a).

7.                                      PURCHASERS’ WARRANTIES

7.1                                 Each of the Purchasers warrants jointly and severally to the Warrantors (and to Ingenious in respect of paragraphs 2, 3, 4 and 5 of schedule 6 only) that:

(a)                                  except as Disclosed by the Purchasers’ Disclosure Letter, each of the statements set out in schedule 6 will at Completion be true and accurate; and

(b)                                 they have no actual knowledge of any facts, matters or circumstances as at Completion which may give rise to a Claim under any of the Warranties or Ingenious Warranties except that they shall not be deemed to have any knowledge of any matter set out or referred to in the documents in the Data Room (unless, in respect only of the Warranties, such matter has been Disclosed).

7.2                                 Reliance upon the Purchasers’ Warranties

The Purchasers acknowledge that the Sellers have entered into this agreement on the basis of and in reliance upon (among other things) the Purchasers’ Warranties and have been induced by them to enter into this agreement.

7.3                                 Disclosures

No letter, document or other communication (whether or not in writing) shall be deemed to constitute a disclosure against any of the Purchasers’ Warranties unless it is expressly incorporated in or annexed to the Purchasers’ Disclosure Letter.

7.4                                 Purchasers’ Warranties separate

Each of the Purchasers’ Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Purchasers’ Warranty or anything in the Transaction Documents.

7.5                                 Limitation on liability of the Purchasers under the Purchasers’ Warranties.

The liability of the Purchasers in respect of any claim under the Purchasers’ Warranties shall be limited as set out in schedule 7.

8.                                      GUARANTEE BY CKX

8.1                                 Guarantee

CKX irrevocably and unconditionally:

(a)                                  guarantees to the Sellers punctual performance by CKXUK of all CKXUK’s obligations under the Transaction Documents;

(b)                                 undertakes with the Sellers that:

(i)                                     whenever CKXUK does not pay any amount when due under or in connection with the Transaction Documents, CKX shall immediately on demand pay that amount as if it was the principal obligor; and

(ii)                                  whenever CKXUK fails to perform any other obligation under the Transaction Documents, CKX shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on the Sellers as he or it would have received if such obligation had been performed and satisfied by CKXUK; and

(c)                                  undertakes with the Sellers to indemnify the Sellers immediately on demand against any Losses suffered by the Sellers:

(i)                                     in consequence of CKXUK’s failure to perform any of its obligations under the Transaction Documents;

(ii)                                  if any obligation guaranteed by CKXUK is or becomes unenforceable, invalid or illegal.

The amount of the Losses shall be equal to the amount which the Sellers would otherwise have been entitled to recover.

8.2                                 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by CKXUK under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

8.3                                 Reinstatement

If any payment by CKXUK and/or CKX or any discharge given by the Sellers (whether in respect of the obligations of CKXUK and/or CKX or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                  the liability of CKX shall continue as if the payment or discharge and avoidance or reduction had not occurred; and

(b)                                 the Sellers shall be entitled to recover the value or amount of that security or payment from CKXUK, as if the payment, discharge, avoidance or reduction had not occurred.

8.4                                 Waiver of defences

The obligations of CKX under this clause 8 will not be affected by any act, omission, matter or thing which, but for this clause 8.4, would reduce, release or prejudice any of its obligations under this clause 8 including (without limitation and whether or not known to it or the Sellers):

(a)                                  any time, waiver or consent granted to, or composition with, CKXUK or any other person;

(b)                                 the release of CKXUK or any other person under the terms of any composition or arrangement with any creditor of CKXUK;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, CKXUK or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of, or dissolution or change to, the CKXUK or any other person or to the members or status of CKXUK or any other person;

(e)                                  any amendment (however fundamental) or replacement of any of the Transaction Documents or any other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any of the Transaction Documents or any other document or security; or

(g)                                 any insolvency or similar proceedings.

8.5                                 Change in status

The obligations of CKX under this clause 8 will remain binding upon it notwithstanding any change in the constitution of any of CKXUK, CKX or the Sellers or their absorption in, amalgamation with or merger into, or the acquisition of all or part of its or their undertaking by, any other person.

8.6                                 Immediate recourse

CKX waives any right it may have of first requiring the Sellers to proceed against or enforce any other rights or security or claim payment from any person before claiming from CKX under this clause 8.  This waiver applies irrespective of any law or any provision of any of the Transaction Documents to the contrary.

8.7                                 Appropriations

Until all amounts which may be or become payable by CKXUK under or in connection with the Transaction Documents have been irrevocably paid in full, the Sellers may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by the Sellers in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and CKX shall not be entitled to the benefit of the same; and/or

(b)                                 hold in an interest-bearing suspense account any moneys received from CKX or on account of CKX’s liability under this clause 8.

8.8                                 Deferral of CKX’s rights

Until all amounts which may be or become payable by CKXUK under or in connection with the Transaction Documents have been irrevocably paid in full, CKX will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:

(a)                                  to be indemnified by CKXUK;

(b)                                 to claim any contribution from any other guarantor of CKXUK’s obligations under the Transaction Documents; and/or

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Sellers under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Sellers.

8.9                                 CKX to hold security on behalf of the Sellers

CKX undertakes to hold any security taken from CKXUK in connection with this guarantee and indemnity in trust for the Sellers pending discharge in full of all of CKX’s obligations under this clause 8 with respect to the Transaction Documents.

8.10                           Additional security

This guarantee and indemnity is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Sellers.

8.11                           Property Guarantee

In respect of the Lease of Unit 33 Ransomes Dock and the Underlease of Unit 32 Ransomes Dock referred to in Schedule 9 (together “the Guaranteed Leases”) the Purchasers shall within 90 days following Completion use reasonable endeavours to obtain the full release of Fuller from his obligations under the guarantee provisions of the Guaranteed Leases, including (if required) using reasonable endeavours to provide a substitute guarantor or other security for the performance of the tenant’s obligations under each of the Guaranteed Leases reasonably acceptable to the landlord under each of the Guaranteed Leases PROVIDED THAT in the event that and for so long as Fuller remains the guarantor or continues to have any liability under either or both of the Guaranteed Leases then the Purchasers shall fully and effectively indemnify and keep indemnified Fuller against all losses claims actions costs liabilities damages and expenses incurred or sustained by Fuller in respect of the period following Completion as a consequence of any liability which arises after Completion and which Fuller has in relation to him continuing as guarantor or having previously acted as guarantor under the Guaranteed Leases.

9.                                      TIME OF THE ESSENCE

9.1                                 Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:

(a)                                  time is expressly stated to be of the essence in relation to that obligation; or

(b)                                 one party fails to perform an obligation by the time specified in this agreement and the other parties serve a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

9.2                                 The provisions of clause 9.1 shall not apply to any claim relating to the failure by the Purchasers to pay any Consideration when due and time for payment of any of the Consideration shall be of the essence.

10.                               ANNOUNCEMENTS

10.1                           Prior approval of announcements

Subject to the provisions of clauses 10.2, 10.3 and 10.4 below, no disclosure or announcement relating to the existence or subject matter of this agreement shall be made or issued by or on behalf of the Sellers or the Purchasers or any member of the Ingenious Group or any member of the Group without the prior written approval of the other parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body provided further that any such disclosure shall be consistent with any disclosure previously approved by the other party and, if such disclosure includes a press release, such press release shall first be subject to this clause 10.1.

10.2                           Announcement by CKX

Without limitation to clause 10.1, the parties agree that only CKX shall have the right and be responsible for the preparation and release of an announcement in the agreed form announcing the signing of this agreement.

10.3                           Disclosure in Form S-1 and other SEC filings

Nothing in this agreement shall prevent CKX from disclosing information regarding the Group and its businesses, the terms of this transaction and all other relevant information necessary for the Form S-1 and any other SEC filings CKX is required to carry out either pursuant to this transaction or any proposed offering of further equity in CKX.

10.4                           Notices to customers etc.

Nothing in this agreement will prohibit CKX from making or sending after Completion any announcement to a contract counter party, customer, client or supplier of any member of the Group informing it that the Purchasers has purchased the Shares.

10.5                           Consultation

Except in relation to clause 10.3 the party making the communication shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the communication.

11.                               COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument.  This agreement shall not be effective until each party has executed at least one counterpart.

12.                               FURTHER ASSURANCE

Each of the parties agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any other party may reasonably require, whether on or after Completion, to implement and/or give effect to this agreement and the transaction contemplated by this agreement and for the purpose of vesting in the parties the full benefit of the assets, rights and benefits to be transferred to them under or pursuant to this agreement.

13.                               VARIATION, WAIVER AND CONSENT

13.1                           No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

13.2                           Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

13.3                           Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

14.                               RIGHTS AND REMEDIES OF THE PARTIES

14.1                           No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time.  No single or partial exercise of any right or remedy by any party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

14.2                           The rights and remedies of the parties under or pursuant to this agreement are cumulative, may be exercised as often as the parties consider appropriate and are in addition to their rights and remedies under general law.

14.3                           The rights and remedies of the parties under this agreement shall not be affected, and none of the parties’ liabilities under this agreement shall be released, discharged or impaired, by:

(a)                                  Completion;

(b)                                 any failure to terminate this agreement;

(c)                                  any event or matter whatsoever which otherwise might have affected such rights and remedies other than a specific and duly authorised written waiver or release by the Purchasers;

(d)                                 subject to clause 7.1(b) of this agreement, in the case of a liability of the Sellers or the Warrantors, any investigation made by or on behalf of the Purchasers into the affairs of any member of the Group; or

15.                               ENTIRE AGREEMENT

15.1                           Entire agreement

Subject to any terms implied by law, the Transaction Documents and any other documents relating to the subject matter of any of the Transaction Documents and dated the same date as this agreement together represent the whole and only agreement between the parties in relation to their subject matter and supersede any previous agreements (whether written or oral) between all or any of the parties in relation to the subject matter of any such document.

Each of the parties acknowledge that:

(a)                                  in entering into this Agreement they do not rely on any statement or representation (in any case whether oral or written, express or implied and whether negligently or innocently made) of any person (whether a party to this Agreement or not) which is not expressly set out in this Agreement;

(b)                                 any remedy available to them for any misrepresentation or untrue statement shall be a claim for breach of contract unless such misrepresentation or untrue statement is made in the Agreement in which case any remedies for misrepresentation will be unaffected; and

(c)                                  nothing in this Clause 15 shall operate to limit or exclude and liability arising from any fraudulent or dishonest statement, act or omission.

16.                               DEFAULT INTEREST

16.1                           If any parties which are required to pay any sum under this agreement fail to pay any sum payable by them under this agreement on the due date for payment (the “Defaulting Parties”), they shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this clause.

16.2                           The Defaulting Parties shall pay interest at the annual rate which is the aggregate of 4 per cent. per annum and the base rate from time to time of National Westminster Bank Plc.

16.3                           Interest under this clause 16 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Parties on demand.  Unpaid interest shall compound monthly.

17.                               WITHHOLDING AND GROSSING-UP

17.1                           Save as otherwise permitted under the terms of this agreement, each party shall to the other shall pay all sums payable by them under this agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made.  Otherwise than in relation to a payment of interest, if a deduction or withholding is so required the paying party shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

17.2                           If any Tax Authority brings any sum (except for the Consideration) paid by any party under or pursuant to this agreement into charge to Tax, then the party liable to pay shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement.

18.                               NOTICES

18.1                           Save as otherwise provided in this agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 18.2, or delivering it by hand to the address set out in clause 18.2 and in each case marked for the attention of the relevant party set out in clause 18.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 18).  Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)                                  if sent by fax, at the time of transmission; or

(b)                                 in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

18.2                           The addresses and fax numbers of the parties for the purpose of clause 18.1 are as follows:

(a)                                  Fuller

Address:                                             c/o Andrew Stinson

33 Ransome’s Dock

35-37 Parkgate Road

London

SW11 4NP

Fax: +44 (0)20 7667 5100  +44 (0)20 7228 3649

For the attention of: Andrew Stinson

Copy to be sent (for information only) to: Lisa Bennett and Colin Howes of Harbottle & Lewis LLP, Hanover House, 14 Hanover Square, London WIS 1HP (Fax: +44 (0)20 7667 5100)

(b)                                 Fuller Nominees

Address:                                             c/o Harbottle & Lewis LLP

Hanover House

14 Hanover Square

London

WIS 1HP

Fax: +44 (0)20 7667 5100

For the attention of: Lisa Bennett/Colin Howes

Copy to be sent (for information only) to: Andrew Stinson, 33 Ransome’s Dock, 35-37 Parkgate Road, London SW11 4NF (Fax: +44 (0)207 228 3649)

(c)                                  Ingenious

Address:                                             100 Pall Mall

London

SW1Y 5NQ

Fax: +44 (0)20 7024 3647

For the attention of: Patrick McKenna

(d)                                 CKX and CKXUK

Address:                                             650 Madison Avenue

                                                                                                New York

                                                                                                NY 10022

                                                                                                USA

Fax:                                                                           +1 212 319 6517

For the attention of: the General Counsel

A copy to be sent (for information only) to James Burdett and Tim Gee at Baker & McKenzie, 100 New Bridge Street, London EC4V 6JA. (Fax: +44 (0)20 7919 1999)

18.3                           A party may notify all other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 18, provided that such notice shall only be effective on:

(a)                                  the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

18.4                           In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

18.5                           CKX hereby irrevocably designates, appoints and empowers CKXUK as agent to receive for and on its behalf service of process in any legal action, matter or proceedings with respect to this agreement and any of the other Transaction Documents, service on whom shall be deemed completed whether or not received by it.  CKX shall inform each of the other parties of this agreement in writing of any change in the address of its process agent within 5 Business Days of the date of any such change.  If such process agent ceases to have an address in England, CKX hereby irrevocably agrees to appoint a new process agent in England and to deliver to such parties within 5 Business Days a copy of a written acceptance of appointment by its process agent.  Nothing contained in this agreement shall however affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

19.                               COSTS

19.1                           Each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

19.2                           Each Seller undertakes to the Purchasers that neither the Company nor any member of the Group has paid or will pay (in connection with the sale and purchase contemplated by this agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the sale of the Shares including, without limitation, any such costs incurred in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this agreement.

19.3                           Each Purchaser undertakes to the Seller that neither the Company nor any member of the Group has paid or will pay (in connection with the sale and purchase contemplated by this agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the sale of the Shares including, without limitation, any such costs incurred in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this agreement.

20.                               THIRD PARTY RIGHTS

20.1                           Subject to the remaining provisions of this clause 20, the Company, any member of the Group, any other member of the CKX Group and any of their officers, employees, workers or agents (including advisers) (“Third Parties”) may enforce the terms and accordingly shall have the benefit of those provisions in this agreement contained in clauses 5 and 6.11, which is, or is stated to be, for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

20.2                           For the avoidance of doubt, it is intended that (with respect to any breach by the Sellers of the provisions identified in clause 20.1)  Third Parties shall be entitled to seek to recover their own Losses arising from such breach but without prejudice to the right of the Purchasers to recover in its own right any Losses it may suffer or incur arising from such breach.

20.3                           The parties may by agreement terminate, rescind or vary the terms of this agreement (including this clause 20) at any time and in any way without the prior consent of or notice to any Third Party.

20.4                           Except as provided in this clause 20 the Parties do not intend that any terms of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

21.                               CONTINUING EFFECT

Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

22.                               SEVERABILITY

If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this agreement but without invalidating any of the remaining provisions of this agreement.  Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

23.                               LIABILITY AND RELEASE

23.1                           Several liability of the Sellers

Unless otherwise stated in this agreement, the obligations of the Sellers under this agreement are several.  If any liability of one or some but not all of the Sellers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this agreement.

23.2                           Release of Sellers and Ingenious

Any liability of the Sellers and/or Ingenious to any person under this agreement may in whole or in part be released, compromised or compounded or time or indulgence given by that person in its absolute discretion as regards any of the Sellers in respect of such liability without in any way prejudicing or affecting that person’s rights against any other or others of the Sellers and/or Ingenious under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

23.3                           Joint and Several Liability of the Purchasers

The obligations of the Purchasers under this agreement are joint and several.  If any liability of one but not both of the Purchasers is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Purchaser under this agreement.

23.4                           Release of Purchasers

Any liability of the Purchasers to any person under this agreement may in whole or in part be released, compromised or compounded or time or indulgence given by that person in its absolute discretion as regards any of the Purchasers in respect of such liability without in any way prejudicing or affecting that person’s rights against any other or others of the Purchasers and/or Ingenious under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

24.                               ASSIGNMENT

24.1                           Subject to clauses 24.2 and 24.3, no party shall be entitled to assign the benefit or burden of any provision of this agreement without the prior written consent of each other party.

24.2                           All or any of the Purchasers’ rights under this agreement (including, without limitation, in respect of the Warranties) may (notwithstanding any other provisions contained in this agreement) be assigned or transferred by either or both of the Purchasers to, or made the subject of a trust created in favour of:

(a)                                  any other member of CKX Group (or by any such member to or in favour of any other member of CKX Group) provided that if such assignee company leaves CKX Group, such rights are assigned or transferred to or made the subject of a trust in favour of another member of CKX Group; and/or

(b)                                 by succession upon a merger with and into another member of the CKX Group; and/or

(c)                                  any person by way of security for borrowings of CKX Group;

provided that such assignment shall not increase to any extent the liability of any of the Sellers pursuant to any provision of this agreement or any of the other Transaction Documents.

24.3                           The parties to this agreement acknowledge, for the avoidance of doubt, that all of CKX’s rights and obligations under this agreement and the other Transaction Documents will be assumed by CKX, Inc. upon any merger of CKX with and into CKX, Inc. pursuant to laws of the state of Delaware and that such merger is permitted by the clause 25.

25.                               CURRENCY CONVERSION AND EURO/SUBSTITUTED LAWFUL CURRENCY

25.1                           Rate of exchange

For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the average closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) for the 30 days for which that rate is so quoted prior to the date of the conversion.

25.2                           Euro

If the United Kingdom becomes a participating member state for the purposes of European Monetary Union and the Euro accordingly becomes the lawful currency of the United Kingdom, then:

(a)                                  that shall not affect the validity of the Transaction Documents or the rights and obligations of the parties under them, nor shall it give any party the right to alter or terminate any Transaction Document unilaterally; and

(b)                                 with effect from the date on which it occurs, any amount referred to in any Transaction Document in sterling shall be redenominated in Euros at the rate and in the manner determined by the relevant legislation.

26.                               SET OFF

26.1                           Without prejudice to clause 3.9, the Purchasers shall be entitled but not obliged at any time or times to set off any liability of the Purchasers to any of Sellers in his or its capacity as Seller and/or Warrantor (where applicable) (in each case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) against any liability of any of the Seller in any such capacity to the Purchasers and may for such purpose convert or exchange any currency.  Any exercise by the Purchasers or either of them of their rights under this clause shall be without prejudice to any other rights or remedies available to the Purchasers under this agreement or otherwise.

26.2                           Each of the Sellers shall be entitled but not obliged at any time or times to set off any liability of that Seller to the Purchasers in their capacity as Purchasers (in each case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) against any liability of the Purchasers in any capacity to that Seller and may for such purpose convert or exchange any currency.  Any exercise by that Seller or any of them of their rights under this clause shall be without prejudice to any other rights or remedies available to any of the Sellers under this agreement or otherwise.

27.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

27.1                           Governing law

The construction, validity and performance of this agreement shall be governed by the laws of England and Wales.

27.2                           Submission to jurisdiction

The parties to this agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

The parties have shown their acceptance of the terms of this agreement by executing it at the end of the schedules.

SCHEDULE 2

Part 1:  Sellers’ Obligations at Completion

At Completion, the Sellers and Ingenious shall deliver to the Purchasers:

1.                                       duly executed transfers of all of the Shares and the Option Shares into the name of the Purchaser in the proportions set out in column 2(b) of part 4 of Schedule 1 with the relevant share certificates (or indemnities in respect thereof in the agreed form);

2.                                       share certificates in respect of all the issued capital in each of the Subsidiaries (or indemnities in respect thereof in the agreed form);

3.                                       Share Option Exercise Forms executed by each of the Share Option Holders and the Company;

4.                                       the title deeds to the Properties;

5.                                       all the statutory and other books (duly written up to, but not including, Completion) of the Company and the Subsidiaries and their respective certificates of incorporation and common seals in its possession;

6.                                       certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence satisfactory to the Purchasers of the authority of any person signing on behalf of the Sellers and any member of the Ingenious Group;

7.                                       duly executed irrevocable powers of attorney in the agreed form in respect of the Shares;

8.                                       an unconditional letter of release from the Company’s bankers evidencing the release and discharge of all guarantees and indemnities granted by the Company and any member of the Group;

9.                                       duly executed releases under seal, in the agreed form, releasing the Company and each of 19 Merchandising Limited, 19 TV Limited, Brilliant 19 Limited, 19 Recordings Limited, 19 Productions Limited, 119 Management Limited, 19 Touring Limited, Double Vision Film Limited, 19 Artist Tours Limited, Animal Beat Limited, S Club Limited, 19 Loves Music Limited, Shy Records Limited and 19 Brands Limited from the charge created by the debentures dated 3 July 2003 between each of the above and National Westminster Bank PLC together with forms 403a duly completed and sworn in respect of the same;

10.                                 a duly executed release under seal, in the agreed form, releasing the Company and each Subsidiary from any liability whatsoever (whether actual or contingent) which may be owing to the Sellers by the Company or the Subsidiaries at Completion;

11.                                 letters of resignation in the agreed form from each of the Directors (other than the Continuing Director) and the secretary of the Company and the directors and secretary of each Subsidiary, such resignations to take effect from the close of the meeting of the Board referred to in part 2 of this schedule 2.

12.                                 the Continuing Directors Service Agreement duly executed by Fuller and the Company;

13.                                 the Fuller Put and Call Option Agreement executed by Fuller;

14.                                 the Tax Deed duly executed by each of the Warrantors;

15.                                 an executed deed of termination, in the agreed form, of the Investment Agreement dated 15 August 2001 between Ingenious, Fuller, Fuller Nominees and the Company;

16.                                 the Ingenious Consulting Agreement duly executed by the Company and Ingenious Media Consulting Limited;

17.                                 the Registration Rights Agreement executed by Fuller;

18.                                 the Non-compete Agreement executed by Fuller;

19.                                 the Beneficiary Put and Call Option Agreement executed by the Beneficiary

20.                                 the Beneficiary Guarantee Deed executed by the Beneficiary;

21.                                 an undertaking, in the agreed form, from the Sellers’ Solicitors relating to the payment of the Option Share Initial Consideration;

22.                                 a consent letter, in the agreed form, from Deloitte & Touche LLP consenting to the inclusion of all necessary financial information on the Group in CKX’s Form S-1

23.                                 a copy of a resolution of the board of directors of Ingenious and Fuller Nominees Limited (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Ingenious and Fuller Nominees Limited of each of their respective obligations under this agreement and each of the other documents to be executed by each of them;

24.                                 copies of all existing bank mandates and statements of the balances of any bank accounts in the name of the Company and of each member of the Group, as at the close of business on the last Business Day before the Completion Date, together with a list of all unpresented cheques and uncleared cheques which upon presentation or clearance would be debited or credited to those accounts and the relevant cheque books;

Part 2:  Sellers’ Further Obligations at Completion

At Completion, the Sellers and Ingenious shall:

1.                                       pay and shall procure that all members of the Ingenious Group shall pay all Intra-Group Indebtedness (if any) then owing by them to each member of the Group, whether due for payment or not;

2.                                       release each member of the Group from any Intra-Group Guarantees to which it is party.

3.                                       cause the Directors to hold a meeting of the board of the Company and of each Subsidiary at which the Directors shall pass resolutions in the agreed form to:

3.1                                 in the case of the Company only, approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Shares;

3.2                                 appoint such persons as the Purchaser may nominate as directors and secretary of the Company and of the relevant Subsidiary;

3.3                                 approve and authorise the changing of the address of the registered office of the Company and each of the Subsidiary to 100 New Bridge Street, London, EC4V 6JA;

3.4                                 do and perform any other business which may be necessary or desirable to give full and valid effect to the sale and purchase of the Shares or as the Purchasers may reasonably require

3.5                                 and the Sellers shall furnish to the Purchasers on Completion duly signed minutes of all necessary meetings

4.                                       Share Option Exercise Forms executed by the Purchasers

Part 3:  Purchasers’ Obligations at Completion

At Completion, the Purchasers shall:

1.                                       pay the cash elements of the Initial Consideration and the total Option Share Initial Consideration by CHAPS to the Sellers’ Solicitors’ account at National Westminster Bank plc (Sort Code: 50-41-06 Account Number: 12465189 Swift Code: NWBK GB 2L);

2.                                       deliver to the Sellers the Tax Deed duly executed by the Purchasers;

3.                                       deliver to Fuller the Fuller Put and Call Option Agreement duly executed by CKX;

4.                                       deliver to Fuller the Registration Rights Agreement executed by CKX.

5.                                       two Business Days following Completion, deliver to the Sellers’ Solicitors a certificate or certificates in definitive form and suitably legended and registered in the name of each of Sellers receiving Initial Consideration Shares, representing each of their Initial Consideration Shares.

6.                                       deliver to the Sellers an extract of the resolutions of the board of directors of CKXUK and CKX (certified in each case by a duly appointed officer as true and correct) authorising the execution of and the performance by each of the Purchasers of each of their respective obligations under this agreement and each of the other documents to be executed by each of them.

7.                                       deliver to the Sellers a copy of the press release to be issued by CKX upon Completion and publicly filed with the SEC.

SCHEDULE 3

Warranties

Part 1: General Warranties

1.                                      INFORMATION

Quality of information

All information contained in Parts 1, 2 and 3 of Schedule 1 (Details of the Company, the Subsidiaries and Shareholding Companies) and Schedules 9 (Properties) is true, complete and accurate in all material respects and not misleading in any material respect.

2.                                      THE WARRANTORS

2.1                                 Power to contract

The Warrantors have full power and authority to enter into and perform each of the Transaction Documents to which they are a party and each of such Transaction Documents constitutes or will, when executed, constitute binding obligations on the Warrantors in accordance with their terms, subject to any principles of equity or insolvency law.

2.2                                 Authorisations

The Warrantors have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their obligations under the Transaction Documents.

2.3                                 Simon Fuller

So far as Fuller and Ingenious are aware, Fuller is not suffering from any medical or other condition or disability nor is he affected by any other circumstance which would materially impair his ability to perform his duties as a full time senior executive of the Company.

3.                                      THE COMPANY

3.1                                 Duly constituted

The Company has been duly incorporated, is duly organised and is validly existing under the laws of England and Wales.  The Company has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it at Completion.

3.2                                 Memorandum and articles

The copies of the memorandum and articles of association of the Company which are attached to the Disclosure Letter are accurate, complete and up-to-date in all respects and have attached to them copies of all resolutions and agreements which are required to be so attached.  The Company has complied with its memorandum and articles of association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

3.3                                 Statutory and other books and records

(a)                                  The register of members and all other statutory books of the Company have been properly kept and are up to date and the register of members contains true and accurate records of all matters required to be dealt with therein.

(b)                                 The Company has not received any notice of any application or intended application under the Companies Acts for rectification of the Company’s register.

(c)                                  All annual or other returns in relation to the Company required to be filed with the Registrar of Companies have been duly and properly filed.

(d)                                 The Company has complied with all legal requirements relating to the issue of shares and other securities.

(e)                                  The Company has complied with the material requirements of all other statutes, regulations or laws binding on it as to the keeping of records and filing of documents with any other agency or authority and the conduct of its business and affairs generally.

3.4                                 No records outside Company’s control

The Company does not have any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of the Company.

3.5                                 All charges registered

All Security Interests granted to or by the Company have (if appropriate) been registered in accordance with CA85 or comply with all necessary formalities as to registration or otherwise in any foreign jurisdiction.

3.6                                 Original documents in possession of Company

All title deeds relating to the material assets of the Company and an executed copy of all material agreements to which the Company is a party are in the possession of the Company or the Company’s professional advisers.

3.7                                 Directors of the Company

The only directors of the Company are the persons listed as such in the Disclosure Letter and no person is a shadow director (within the meaning of s741 CA85) or an alternate or de facto director of the Company.

4.                                      SHARE CAPITAL

4.1                                 Shares allotted and fully paid

All of the issued shares in the capital of the Company are validly allotted and issued and fully paid or properly credited as fully paid.

4.2                                 Freedom from Encumbrances

All unissued shares and any debentures or other securities of the Company are free from and unaffected by any Encumbrance other than under its articles or under an agreement between shareholders which has been Disclosed.

4.3                                 No options, etc.

Other than the Share Options as set out in Appendix 8, there are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of the Company nor any rights to convert any loan or share capital into share capital or share capital of a different description.

4.4                                 Repayment, redemption and capitalisation

The Company has not:

(a)                                  at any time repaid or redeemed or agreed to repay or redeem any shares of its capital or in any way effected any reduction of its issued share capital;

(b)                                 at any time purchased its own shares.

4.5                                 Commissions

No person is entitled to receive from the Company any fee, brokerage or commission in connection with the Transaction Documents or anything contained in them.

4.6                                 Option Shares

The Option Shares will be allotted and issued fully paid and free from and unaffected by any Encumbrance other than under the articles of the Company or under an agreement between shareholders which has been Disclosed.

5.                                      CONNECTED BUSINESS

5.1                                 Interests in other companies

Details of all shares or other securities held by the Company and of any shares or other securities agreed to be acquired by the Company anywhere in the world are set out in the Disclosure Letter.

5.2                                 No shareholders’ agreement

Save as Disclosed, the Company is not a party to any shareholders’ agreement or similar arrangement or agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares.

5.3                                 Relationship with Ingenious

Details of all contractual arrangements under which services are provided by Ingenious to any member of the Group (including as to fees payable) are set out in the Disclosure Letter.

5.4                                 Permanent establishment outside of jurisdiction of incorporation

The Company does not have any permanent establishment from which it conducts business outside its jurisdiction of incorporation.

5.5                                 Warrantors not interested in other related businesses

Save as Disclosed, the Warrantors are not at the date hereof either on their own account or in conjunction with or on behalf of any person, firm or company engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise (save as the holder of not more than 3% of the issued share capital of any company whose shares are quoted on any public stock exchange where such holding is for investment purposes only) in (i) any business of a similar nature to or competitive with that carried on by the Company, or (ii) which has a close trading relationship with the Company or (iii) the American Idol or Pop Idol TV programmes in any territory in the world or (iv) a television programme which competes with the Format (as defined in the Pearson Agreement)(for the purposes of this paragraph 5(a), it is understood that a programme competes with the Format if it involves a search for a (i) recording and/or song writing artiste (whether an individual artist or a group of more than one) or (ii) a comedian or (iii) a dancer and the making of commercial recordings by that artist(s), comedian or dance or exploitation of songs written by that artist(s) or the signature of a recording and/or publishing and/or broadcast agreement by that artist(s) or person.

5.6                                 No management of other companies

Save for any member of the Group and any company listed in the Disclosure Letter as being a company in which the Company has any shareholding, the Company does not take part in or control the management of any other company or business organisation other than performers, sportspersons, other individuals with a public profile and any company or business organisation set up in connection with their services or rights relating to their personalities, names, services or creative activities.

6.                                      ACCOUNTING AND RECORDS

6.1                                 Accounting records

All the accounts, ledgers and other financial records of the Company required to be kept by law and Relevant Accounting Standards have been properly and accurately kept and all the material records and books of the Company are in the possession of the Company.

6.2                                 Accounting reference date

Under s224 CA85, the accounting reference date of the Company has been, during the last five years, the date specified in schedule 1.

6.3                                 The Last Accounts

The Last Accounts:

(a)                                  give a view of the state of affairs of the Group as at the Last Accounting Date and of its profits or losses for the Financial Year ended on the Last Accounting Date which the Directors generally and the Continuing Director individually believe is true and fair;

(b)                                 make adequate provision or reserve for all actual liabilities;

(c)                                  make, to the extent required by Relevant Accounting Standards, appropriate provision or reserve for (or note in accordance with all Relevant Accounting Standards) all contingent, unquantified or disputed liabilities, all capital commitments and deferred Tax;

(d)                                 make, to the extent required by Relevant Accounting Standards, appropriate provision or reserve for all Tax in respect of all accounting periods ended on or before the Last Accounting Date for which the Company and the Group was then or would at any time thereafter become liable including (to that extent but otherwise without limitation) Tax:

(i)                                     on or in respect of or by reference to the profits, gains or income for any period ended on or before the Last Accounting Date;

(ii)                                  in respect of any event on or before the Last Accounting Date or provided for in the Last Accounts; and

(iii)                               in respect of distributions declared, made or deemed to be made on or before the Last Accounting Date or provided for in the Last Accounts; and

(e)                                  have, to the extent appropriate for a group of companies growing and developing in the manner in which the Group has grown and developed, been prepared in a manner consistent with that used in preparing the Accounts for the Financial Year preceding the Financial Year ended on the Last Accounting Date.

6.4                                 Accounts

The Accounts for each of the three Financial Years ended on the Last Accounting Date:

(a)                                  comply with all the requirements of CA85, all other relevant laws and all Relevant Accounting Standards and in all other respects have been prepared in accordance with generally accepted accounting practices in the United Kingdom;

(b)                                 are not affected by any extraordinary or exceptional item, other than to the extent items are categorised in those Accounts as extraordinary or exceptional, or by transactions entered into otherwise than on normal commercial terms; and

(c)                                  were prepared under the historical cost convention.

6.5                                 Valuation of fixed assets

In the Last Accounts, each of the fixed assets is included at a value no higher than its current market value and at a value which is net of depreciation in accordance with the depreciation policy applied in the preceding three Financial Years.

6.6                                 Work-in-progress

(a)                                  Work-in-progress

All work-in-progress valued in the Last Accounts was valued on the lower of cost and the amounts which could in the circumstances existing at the Last Accounting Date reasonably be expected to be realised in the normal course of carrying on the business of the Company. There are no amounts of work in progress in relation to abandoned projects.

(b)                                 Consistency

The method of valuing work-in-progress adopted in the Last Accounts was the same as that adopted in the Accounts for each of the three Financial Years preceding the Financial Year ended on the Last Accounting Date.

6.7                                 Bad debt provisions and write-offs

The Last Accounts contain appropriate provision for bad and doubtful debts.

6.8                                 Management Accounts

(a)                                  The Management Accounts were prepared in accordance with the accounting policies of the Company to a standard of detail appropriate for management accounts of a group of companies of the size and nature of the Group and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounting Date.

(b)                                 Having regard to the level of detail to which the Management Accounts were prepared, they are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Group as at the date to which they were drawn up and do not materially overstate the profits of the Group in respect of the period to which they relate.

(c)                                  All work-in-progress valued in the Management Accounts was valued on the lower of cost and the amounts which could in the circumstances existing at 31 January 2005 reasonably be expected to be realised in the normal course of carrying on the business of the Company.

7.                                      POSITION SINCE MANAGEMENT ACCOUNTS AND LAST ACCOUNTING DATE

Since 31 January 2005:

7.1                                 there has been no material adverse change in the financial or trading position of the Group and no event, fact or matter has occurred which is likely to give rise to any such change, and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the same. For the purposes of this Warranty, a “material adverse change” shall mean any change which would adversely affect the balance sheet or gross income of the Group by at least £1,000,000 compared to the position which would have obtained if the change had not taken place; the loss of any opportunity is not to be regarded as a change for this purpose;

7.2                                 there has been no interruption or material alteration in the nature, scope or manner of the business of the Group as a whole which business has been carried on in the ordinary and usual course of business so as to maintain it as a going concern;

7.3                                 the Company has not changed the timescales within which it generally pays its creditors and no material undisputed amounts are owed by the Company which are overdue for payment by more than 60 days;

7.4                                 the Group has not repaid or become bound or liable to pay any borrowing or indebtedness in advance of its stated maturity excluding any recoupable advances made to members of the group under any ordinary course contract (other than financing or banking type contracts);

7.5                                 the Company has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any material assets of whatsoever nature;

7.6                                 the Company has not cancelled, waived, released, compromised, assigned or discontinued any material debts or claims nor cancelled, waived, released, compromised, assigned or discontinued any material rights other than in the ordinary course of its business;

7.7                                 no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of an unusual nature and involved or would be likely to involve an obligation of a material nature or magnitude (a liability for expenditure in excess of £1,500,000 being regarded as material for this purpose);

7.8                                 (except for any dividends provided for in the Last Accounts) no dividends, bonuses or other distributions have been declared, paid or made by the Company;

7.9                                 save for any of the Share Options referred to in Schedule 8, no share or loan capital of the Company has been allotted or issued or agreed to be allotted or issued nor has any option or right thereover been granted;

7.10                           the Company has not undergone any capital reorganisation or change in its capital structure;

7.11                           no resolution of the members of the Company has been passed (whether in general meeting or otherwise);

7.12                           the Company has so conducted its affairs that, if a balance sheet were to be prepared as at the Completion Date in a manner consistent in all respects with that adopted in the preparation of the Last Accounts, the net assets of the Company and the Group would be shown to be not materially less than those shown by the Last Accounts;

7.13                           there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively of the Group as a whole outside the range of levels or periods normally experienced by the Group as a whole;

7.14                           no fees or other payments have been made to any member of the Ingenious Group other than any fees or payments payable pursuant to the terms of the Existing Ingenious Consulting Agreement;

7.15                           there has been no material reduction in the cash balances of the company from those set out in the Management Accounts or any unusual and unplanned increase or decrease in the level of work in progress of the Group;

7.16                           there have been no capital injections from or forgiveness of debt by the Sellers or any member of the Ingenious Group.

Since the last Accounting Date and up to 31 January 2005:

7.17                           there has been no development or event which should have been reflected in the Management Accounts but was not that has had or could reasonably be expected to have a material adverse effect on the business of the Group.  For the purposes of this Warranty, a “material adverse effect” shall mean any event which would adversely affect the balance sheet or gross income of the Group by at least £1,000,000 compared to the position which would have been obtained if the event had not taken place.

8.                                      FINANCIAL MATTERS

In this Schedule 3, the word “Indebtedness” means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to Relevant Accounting Standards);

8.1                                 All dividends lawful

All dividends and distributions declared, made or paid by the Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the articles of association of the Company.

8.2                                 Borrowing

(a)                                  Banking and other facilities

Details of and copies of all relevant documentation relating to the Indebtedness of the Company are contained in the Disclosure Letter.

(b)                                 Borrowing within limits

The aggregate Indebtedness of the Company does not exceed any maximum stipulated in any debenture, charge or other document binding on the Company.

(c)                                  No factoring, etc

The Company has not factored any debts, or engaged in any financing arrangements or arrangements having the commercial effect of borrowing, not shown in the Last Accounts.

8.3                                 No liability to affiliates or employees

There is no outstanding Indebtedness or liability (actual or contingent) between the Company and the Sellers or any member of the Ingenious Group or between the Company and any directors, officers or employees of the Company or the Sellers or any member of the Ingenious Group (save for accrued salary) or any relatives or controlled companies of any such persons and no security for any such Indebtedness or liability has been given and remains outstanding.

8.4                                 Grants

No act or transaction has been effected or agreed to be effected by the Company or the Sellers including the sale of the Shares in consequence of which:

(a)                                  the Company is or will be liable to refund or repay the whole or part of any investment or other grant, subsidy or allowance; or

(b)                                 any such grant, subsidy or allowance for which application has been made by the Company will not be paid or will be reduced.

8.5                                 No guarantees, etc.

There is not outstanding any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding):

(a)                                  given by the Company in respect of the obligations or solvency of any person outside the Group;

(b)                                 given by any person outside the Group in respect of the obligations or solvency of the Company; or

(c)                                  given by the Sellers or any member of Ingenious Group in respect of any liability of the Company.

8.6                                 Debts owed to the Company

There are no debts owing to the Company (by any entity other than a member of the Group) other than trade debts incurred in the ordinary and usual course of business which trade debts do not exceed £3,000,000 in aggregate for the Group as a whole.

8.7                                 No deal bonus or finders fee

There is not outstanding any agreement or arrangement, not has there been any agreement or arrangement in the nature of a so-called finders fee in relation to the proposed sale of the Company payable by or on behalf of the Company or in the nature of a transaction related bonus or payment due to any director, employee or consultant of the Company in relation to the proposed sale of the Company.

9.                                      CONTRACTUAL MATTERS

9.1                                 Effect of executing this agreement

So far as the Warrantors are aware, the execution of and compliance with the terms of this agreement will not:

(a)                                  result in a breach of or give rise to any right of termination under the terms of any subsisting agreement, arrangement or instrument binding on the Company;

(b)                                 cause the Company to lose the benefit of any material contractual right, licence or privilege;

(c)                                  relieve any person of any material contractual obligation to the Company or enable any person to determine such obligation or any material contractual right or benefit enjoyed by the Company or to exercise any material contractual right otherwise in respect of the Company; or

(d)                                 result in any material liability of the Company being created or increased;

(e)                                  prejudicially affect the attitude or actions of contract counter-parties, clients, customers, suppliers and employees with regard to the Company.

9.2                                 Significant counter-parties

(a)                                  Other than as Disclosed no counter party on any contractual arrangements (including any person connected in any way with any such party) accounts directly or indirectly either for more than ten per cent. of the annual aggregate turnover or for more than ten per cent. of the annual aggregate expenses of the Group taken as a whole.

(b)                                 No loss of significant counter-parties

No significant counter-party of the Company (that is to say a contractual counter-party who contributes directly or indirectly to the Group as a whole income representing more than ten per cent in value of turnover of the Group as a whole or representing payments by the Group of more than ten per cent in value of the costs of sale of the Group as a whole over any given period of 12 consecutive months within the last five years prior to this agreement) has, during the period of 12 months prior to this agreement, ceased to trade with or indicated an intention to cease to trade with, the Company either in whole or in part.  During the period of 12 months prior to the date of this agreement, the terms of trade of the Company with each significant counter-party (as defined above) have not significantly changed to the detriment of the Company.  The Sellers are not aware that any cessation or substantial reduction in trade or change in terms of dealing as described above is likely after Completion.

9.3                                 Stand-alone business

The assets and rights of the Group as a whole and the facilities and services to which the Company or any member of the Group has a contractual right are all that have been necessary to operate the businesses of the Group as it has been operated historically and as reflected in the Accounts for the last 3 Financial Years including, without limitation, with respect to the Company’s involvement in the Pop Idol and American Idol formats.

9.4                                 Relationships with key partners

(a)                                  So far as the Warrantors are aware, no direct or indirect statements (orally or in writing) have been made to the Company or any of the Sellers regarding the intentions of Fox Broadcasting Company (or any affiliate or related party), members of the FremantleMedia group, Ronagold Limited (or any member of the BMG group), ITV plc (or any affiliate or related party) or any of on-air talent (excluding contestants) of any of the Pop Idol or American Idol programmes worldwide to (i) cease to continue their existing contractual relationship (whether directly or indirectly) with the Group; (ii) no longer participate in the relevant Pop Idol or American Idol programme or as far as the Sellers are aware related arrangements; or (iii) materially adversely alter the terms on which they operate with respect to the Group.

(b)                                 The Group has a happy relationship with David and Victoria Beckham and, to the knowledge of the Warrantors (without having made specific enquiry of David or Victoria Beckham), neither David nor Victoria Beckham intends or seeks to alter the terms of their relationship with the Group.

9.5                                 Characteristics of contracts

There is not outstanding any contract, liability or arrangement to which the Company is a party or by which it is bound which:

(a)                                  is outside the ordinary course of business of the Company;

(b)                                 currently commits the Company to expenditure which is not capable of being funded out of the Group’s existing levels of working capital;

(c)                                  requires expenditure of in excess of £1million per year;

(d)                                 is otherwise than by way of a bargain at arm’s length;

(e)                                  is one pursuant to which the Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts;

(f)                                    is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Company is a party; and

(g)                                 is a bid, tender, proposal or offer entered into otherwise than in the ordinary course of business of the Company which, if accepted, would result in the Company becoming a party to any agreement or arrangement of a kind described in any of paragraphs 9.5(a) to 9.3(d) above.

9.6                                 Nature of Relevant Contracts

                                                The Relevant Contracts are the only key framework agreements regulating the commercial arrangements surrounding the America Idol and Pop Idol worldwide programmes.

9.7                                 Compliance with Relevant Contracts

With respect to each of the Relevant Contracts:

(i)                                     the Company has duly performed and complied in all respects with each of its material obligations thereunder;

(ii)                                  there has been no material delay, negligence or other default on the part of the Company and no event has occurred which, with the giving of notice or passage of time, would constitute a material default thereunder;

(iii)                               so far as the Warrantors are aware, there are no grounds for rescission, avoidance, repudiation or termination and the Company has not received any notice of termination; and

(iv)                              the Warrantors are not aware of any of the other parties thereto is in material default or, so far as the Warrantors are aware, is likely to become in material default thereunder.

9.8                                 Fox Arrangement

(a)                               The unsigned draft agreement dated 22 April 2002 between Fox Broadcasting Company (“FBC”), Fremantle Media North America Inc. (“FMNA”) and 19 TV Limited (“19 TV”) relating to the production by FMNA and 19 TV of episodes of American Idol, as amended by the letter agreement dated as of May 15, 2003 between FBC, FMNA and 19 TV are the main framework agreements between Fox, 19 TV and FMNA in relation to American Idol.  19 TV and FMNA have treated these framework agreements as binding.

(b)                              Pursuant to the terms of the agreements referred to above, in relation to American Idol 3 and subsequent series of American Idol ordered by FBC, the flat non-auditable licence fee and any format fees are paid by FBC to FMNA.  19 TV and FMNA co-produce American Idol through American Idol Productions Inc (“AIP”).  FMNA (through AIP) pays all costs of production and other related expenses from the flat non-auditable licence fee and format fees and then pays to 19 TV 50% of the amount leftover, with such accounting normally being completed within 6 months after the end of the Series.  FMNA and 19 TV share any executive producer fees received from FBC in the proportions 40% to 19 TV and 60% to FMNA.  19 TV receives from FMNA 100% of any executive producer fees for the services of Nigel Lythgoe.  FBC pays direct to 19 TV and FMNA their respective shares of ranking and rating bonuses.

9.9                                 Offers and tenders

No offer or tender issued by the Company and still outstanding is or will be capable of giving rise to a contract merely by an order or acceptance or other action by another party which would, once accepted, result in the Company being committed to expenditure of £500,000 or more.

9.10                           Contracts - connected persons

(a)                                  Save as Disclosed, there is not outstanding any material agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which:

(i)                                     any current director of the Company or any connected person is interested, whether directly or indirectly (save for any service or employment agreement between the Company and any such persons); or

(ii)                                  any of the Sellers or any member of the Ingenious Group are interested.

(b)                                 Save as Disclosed, the Company does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, the Sellers or any member of the Ingenious Group, the cessation of which would materially adversely affect the Company or the replacement of which would require material effort or expenditure by the Company.

(c)                                  The Group’s profits or financial position in each of the three financial years ended on the Last Accounting Date have not been materially affected by any material agreement which is not entirely of an arm’s length nature.

9.11                           Partnerships

The Company is not a member of, or party to, any partnership.

9.12                           Competition and fair trading

(a)                                  There are no contracts or obligations, agreements, arrangements or concerted practices involving the Company and no practices in which the Company is or has been engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any competition, anti-trust, anti-monopoly or anti-cartel legislation or regulations in either the United Kingdom or the United States of America, nor has the Company received any written threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

(b)                                 The Company is not subject to any order, judgment, decision or direction given by any court or governmental or regulatory authority in any jurisdiction other than one generally affecting the industries in which it operates, nor is it party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

9.13                           Vulnerable antecedent transactions

So far as the Warrantors are aware, the Company has not at any time in the two year period prior to Completion:

(a)                                  entered into any transaction at an undervalue (within the meaning of s238 or s339 or s423 Insolvency Act 1986) with any other person;

(b)                                 been given any preference (within the meaning of s239 or s340 Insolvency Act 1986) by any other person; or

(c)                                  entered into any other material transaction which is void or voidable (whether in whole or in part) or received any benefit or acquired any asset which is or will be liable to be returned or repaid (whether in whole or in part).

9.14                           Payments/political donations

No act or transaction has been effected by or on behalf of the Company involving the making or authorising of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or any other person or firm.

9.15                           Termination of Investment Agreement

The parties to the deed of termination of the investment agreement referred to in paragraph 15 of part 3 of schedule 2 are all the parties whose consent is required to give the Company an effective release from its obligations under such agreement, and to waive any claims against the Company thereunder.

10.                               ASSETS

10.1                           Title to physical assets

All of the material physical assets owned by the Company are the sole, absolute property of the Company and there is not now outstanding any Encumbrance over the whole or any part of any material physical assets of the Company and none of the material physical assets now owned or used by the Company is subject of any Encumbrance or any hire purchase, leasing, lease, purchase or credit sale agreement.

10.2                           Possession and third party facilities

(a)                                  All of the material physical assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

(b)                                 Where any material physical assets are used but not owned by the Company or any facilities or services are provided to the Company by any third party, there has not so far as the Warrantors are aware occurred any event of default or any other event or circumstance which would entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

11.                               LITIGATION

11.1                           No litigation

The Company is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration or tribunal proceedings or any governmental investigations.  In addition so far as the Warrantors are aware, the Company has not received notice of any such suit, action, litigation, arbitration or tribunal proceedings or governmental investigations which are pending or threatened, by or against the Company.

12.                               INSOLVENCY ETC.

12.1                           Company not insolvent

The Company has not stopped payment, nor is it insolvent or deemed unable to pay its debts within the meaning of s123 of the Insolvency Act 1986 other than immaterial debts being contested by appropriate action.

12.2                           No winding up

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator.  No petition has been presented for an administration order to be made in relation to the Company, and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.3                           No composition, etc.

No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12.4                           No distress, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.5                           No disqualification

No person who now is, or who at any time within the last three years was, a director or officer of the Company is, or at any material time was, subject to any disqualification order under CA85, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

12.6                           Analogous events

No events or circumstances analogous to any of those referred to in the preceding paragraphs 12.1 to 12.5 have occurred in any jurisdiction outside England and Wales.

12.7                           So far as the Warrantors are aware, no circumstances exist which will give rise to the occurrence of any events or circumstances described in the preceding paragraphs 12.1 to 12.6.

13.                               POWERS OF ATTORNEY

The Company has given no powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees and officers to enter into contracts in the ordinary course of their duties.

14.                               REGULATORY MATTERS

14.1                           Licences

(a)                                  The Company has obtained all material licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b)                                 The licences, permissions, authorisations and consents referred to in paragraph 14.1(a) are in full force and effect, are not subject to any unusual or onerous conditions which would not ordinarily be present in such licences, permissions, authorisations or consents, and have been complied with in all material respects.

(c)                                  So far as the Warrantors are aware, the Company has not received any notice that there are any circumstances currently existing which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph 14.1(a) will be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events.

(d)                                This clause 14.1 shall not refer to any licences, permissions, authorisations or consents which relate to the Intellectual Property or to the Properties.

14.2                           Compliance with laws

(a)                                  The Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association and in all material respects in compliance with all applicable laws and regulations (whether of the United Kingdom or any other jurisdiction).

(b)                                 The Company is not in breach of any order, decree or judgement of any court or any governmental or regulatory authority (whether of the United Kingdom or any other jurisdiction).

(c)                                  So far as the Warrantors are aware, neither the Company nor any of its officers, agents or employees during the course of carrying out duties for the Company has done or omitted to do any act or thing, the commission or omission of which is a contravention of any law or regulation (whether of the United Kingdom or any other jurisdiction).

(d)                                 So far as the Warrantors are aware, no commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by the Company or its officers or employees during the course of carrying out duties for the Company where the same are capable of forming the basis of criminal prosecution of, or civil action against, the Company or any of its officers or employees.

15.                               INSURANCE

15.1                           The Company has at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no material claim outstanding under any such policy and the Sellers are not aware of any circumstances which will give rise to such a claim or (other than generally applicable market factors) result in a material increase in the rate of any premium.

15.2                           All information furnished in obtaining or renewing the Insurance Policies was correct and accurate when given and any change in that information required to be given was correctly given. The Company is not in default under any of those policies, which are in full force and effect.

15.3                           There is set out in the Disclosure Letter a summary of the Insurance Policies and copies of those policies have been delivered with the Disclosure Letter and are true and complete in all material respects.

15.4                           The Company has not suffered any material uninsured losses nor waived any rights of material or substantial value.

Part 2: Employment Warranties

1.                                      INTERPRETATION

In this part 2 of schedule 3, the following words and expressions shall have the following meanings:

“Employees” means those persons employed by the Company;

“Employment Law” means all and any laws, common law, statutes, directives, regulations, notices, judgments, decrees or orders, whether of the European Community or the United Kingdom or any other relevant jurisdiction, relating to or connected with the employment of employees and workers and/or their health and safety at work;

“Employment Liabilities” means all Losses connected with or arising from any Employment Law;

“Senior Employee” means any employee whose annual salary exceeds £75,000.

2.                                      TRADE UNION RECOGNITION

The Company does not recognise any trade union or other body representing its Employees (or any of them) for the purpose of collective bargaining or other negotiating purposes, nor has the Company done any act which might be construed as recognition or received a request for recognition of any such body and, so far as the Warrantors are aware, no such request is pending.

3.                                      TRADE DISPUTES

No dispute, strike or other industrial action exists or is threatened between the Company and a significant number or category of its Employees or a trade union representing such Employees and no such dispute, strike or other industrial action has occurred in the last 12 months.

4.                                      COMPLIANCES WITH APPLICABLE LAW

The Company has complied with all material obligations imposed on it by Employment Law, collective agreements, recognition agreements and all material contractual obligations applying to the jurisdiction in which such entity is incorporated or carries on business which are owed to or in respect of its Employees.

5.                                      INFORMATION

5.1                                 The Disclosure Letter contains:

(a)                                  the names and dates of birth and commencement of employment of all persons who are at the Completion Date Employees of the Company;

(b)                                 details of all the remuneration paid and benefits (including, for the avoidance of doubt, permanent health insurance) provided to or which the Company is bound to provide to each of the Employees;

(c)                                  copies of the contracts of Employment of each of the Senior Employees;

(d)                                 details of the terms on which all individual consultants providing to the Company personal services which are considered by the Warrantors to be materially significant in the context of the businesses of the Group are engaged;

all of which information is true and complete in all material respects.

5.2                                 There is no person other than those listed in the Disclosure Letter who is employed in the business of the Company other than the Employees.

5.3                                 No full time Senior Employee is engaged for any material part of his usual working time in the business of any company outside the Group.

6.                                      VARIATION OF TERMS OF EMPLOYMENT

6.1                                 The Company is not involved in negotiations (whether with Employees or any trade union or other Employees’ representatives) to materially vary the terms and conditions of employment or engagement of any of its Employees, directors or consultants, nor has it during the three months up to Completion entered into any obligation nor made any representations, promises, offers or proposals to any of its Employees, directors or consultants or to any trade union or other Employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its Employees, directors or consultants.

6.2                                 During the last three months, the Company has not promised but failed to implement prior to Completion any salary review in respect of any Employees.

7.                                      INCENTIVE SCHEMES

Save for the EMI Share Options, the Company has not introduced any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its directors or Employees which remains in effect.

8.                                      RESIGNATIONS

8.1                                 No Senior Employee or director of the Company has resigned in the last 12 months.

8.2                                 The Company has not received any notice of resignation from any director or Senior Employee that has not expired.

8.3                                 During the last 6 months, the Company has not dismissed any employees nor is it under any contractual or other obligation to change the term of service of any Senior Employee.

9.                                      BENEFITS

The Company has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its Employees, directors and consultants in respect of all prior periods.

10.                               REDUNDANCIES

10.1                           The Company has neither given notice of any redundancies to the Secretary of State or any other appropriate body in any other jurisdiction nor started consultations with any independent trade union or Employees’ representatives within the last 12 months in relation to any of the Company’s Employees.

10.2                           The Company has not adopted, whether informally or formally and whether in writing or otherwise, any policy or practice of making redundancy payments in excess of statutory minima nor has it historically made any such redundancy payments.

10.3                           The Company does not have, either formally or informally and whether or not reduced to writing, any custom or practice of implementing redundancies on a selective basis in accordance with specific procedures, criteria or formulae.

11.                               CLAIMS

11.1                           No circumstances have arisen or exist under which the Company will be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under Employment Law. The Company has not received notice of any current, pending or threatened claims of any type against the Company by any existing or former Employees or directors of the Company or by any existing or former consultants to the Company.

11.2                           So far as the Warrantor is aware no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any Employment law or to reinstate or re-engage any former Employee.

12.                               GRIEVANCE PROCEDURES

No Employee has instituted any internal grievance procedure, corporate information disclosure procedure or malpractice notification procedure nor has any Senior Employee been the subject of disciplinary proceedings in the last 12 months by reason of misconduct or suspected misconduct.

13.                               EFFECT OF COMPLETION

Other than in relation to the Share Options, Completion will not give rise to the payment of any remuneration, payments or benefits (including severance payments or benefits) or any enhancements or accelerations thereof to any Employee whether in accordance with the standard terms and conditions of employment of such Employee or otherwise or entitle any Employee to terminate his employment without serving his full notice period.

14.                               CHARLES GARLAND AND SIMON FULLER

For the purposes of this Warranty, “Statutory Employment Protection Claim” means any claim under the Employment Rights Act 1996 (as amended), Sex Discrimination Act 1975 (as amended), Equal Pay Act 1970 (as amended), Race Relations Act 1976, Disability Discrimination Act 1995 (as amended), Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), Working Time Regulations 1998 (as amended), Employment Relations Act 1999, Art.141 of the EC Treaty, Equal Pay Directive No 75/117, other EU Directives, Trade Union & Labour Relations (Consolidation) Act 1992 (as amended), National Minimum Wage Act 1998, Public Interest Disclosure Act 1998, Data Protection Act 1998, Part-Time Workers (Prevention of Less Favourable) Treatment Regulations 2000, Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Employment Act 2002, Employment Equality (Religion or Belief) Regulations 2003 and Employment Equality (Sexual Orientation) Regulations 2003.

14.1                           Fuller has no claims or rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract including for breach of his Service Agreement dated 15 August 2001 and amendments thereto, tort and Fuller’s prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) against the Company or any Subsidiary, its or their officers, employees or shareholders, arising from or connected with the Executive’s current employment with the Company or any

Subsidiary, the termination thereof or any other matter concerning the Company or any Subsidiary.

14.2                           Fuller has no claims against the Company, its purchasers or successors in title, concerning his pension entitlement under his Service Agreement dated 15 August 2001 or otherwise, and including any tax liabilities or national insurance contributions that arise or may have arisen in respect thereof.

14.3                           Charles Garland has no claims or rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract including for breach of his Service Agreement dated 15 August 2001 and amendments thereto, tort and his prospective entitlement to bring any other Statutory Employment Protection Claim which could be brought in an Employment Tribunal) against the Company or any Subsidiary, its or their officers, employees or shareholders, arising from or connected with the Executive’s current employment with the Company or any Subsidiary, the termination thereof or any other matter concerning the Company or any Subsidiary.

Part 3: IP & IT Warranties

1.              DEFINITIONS

In this part 3 of schedule 3, the following words and expression shall have the following meanings:

“Company Systems” means the computer and data processing systems and information and communications technologies used in or for the business of the Company including hardware, Software (whether proprietary or third party owned), networks, data storage devices, printers, VDU’s, firmware, dedicated power supplies, cabling, peripherals and associated documentation;

“Registered Intellectual Property” means those Intellectual Property rights which have been applied for or which are registered with any national or international registry, (including all renewals, extensions and applications for registration) and which are owned by the Company, for the avoidance of doubt, the Pop Idols trademarks are not within this definition; and

“Pop Idol Trademarks” means all registered Trade Marks in which any member of the Group has a two thirds beneficial interest pursuant to the Pearson Agreement as set out in Part 2 of Schedule 10.

“Software” means any and all forms of computer program, including, without limitation, applications and operating systems and in each case whether in source, object or machine-readable form.

2.                                      INTELLECTUAL PROPERTY

2.1                                 General

Part 1 of schedule 10 contains a complete and accurate list of all Registered Intellectual Property.

2.2                                 Registered Intellectual Property

(a)                                  So far as the Warrantors are aware, none of the Registered Intellectual Property used by the Company has been wrongfully or unlawfully acquired by the Company.

(b)                                 So far as the Warrantors are aware no Moral Rights have been asserted or are capable of being asserted which could materially affect the use or value of any of the Company’s Registered Intellectual Property and the Company has not received notice from any third party that the Company is engaged in any activities which infringe the Moral Rights belonging to any third party.

(c)                                  All fees which have fallen due relating to the Registered Intellectual Property have been paid in full.

(d)                                 All the Registered Intellectual Property is free from Security Interests.

(e)                                  The material particulars as to registration of (and applications to register) the Registered Intellectual Property (including application and, where appropriate, renewal dates) are set out in part 1 of schedule 10 and the Company is the sole registered proprietor of the Registered Intellectual Property.

(f)                                    Neither the validity or subsistence of the Registered Intellectual Property, nor the right, title and interest of the Company in the Registered Intellectual Property, is the subject of any current, pending or threatened challenge, claim or proceedings of which the Company has received written notice (including for opposition, cancellation, revocation or rectification) nor has it been in the last 6 years.

(g)                                 So far as the Warrantors are aware the rights and the ability of the Company to use any Registered Intellectual Property Rights will not be affected solely by reason of the acquisition of the Shares by the Purchasers.

2.3                                 Pop Idol Trade Marks

(a)                                  So far as the Warrantors are aware, the schedule of registered trade marks and applications for registered trade marks relating to the Format (as defined in the Pearson Agreement) which FremantleMedia Limited (or entities connected or affiliated to such company) have registered pursuant to the terms of the Pearson Agreement as sent to the Company by FremantleMedia Limited on 9 March 2005 set out in Part 2 of Schedule 10 is true and accurate in all material respects;

(b)                                 The Pearson Agreement sets out all contractual terms agreed between the parties to such agreement in relation to Trade Marks (as defined in the Pearson Agreement).

(c)                                  So far as the Warrantors are aware, none of the Pop Idol Trademarks used by the Company has been wrongfully or or unlawfully acquired by the Company.

(d)                                 The Company’s interest in the Pop Idol Trademarks is free from Security Interests.

(e)                                  Neither the validity or subsistence of the Pop Idol Trademarks, nor the right, title and interest of the Company in the Pop Idol Trademarks, is the subject of any current, pending or threatened challenge, claim or proceedings of which the Company has received written notice (including for opposition, cancellation, revocation or rectification) nor has it been in the last 6 years.

(f)                                    So far as the Warrantors are aware the rights and the ability of the Company to use any Pop Idol Trademarks will not be affected solely by reason of the acquisition of the Shares by the Purchasers.

2.4                                 Intellectual Property

(a)                                  The Company owns or has authority to use all the Intellectual Property it requires to carry on its business following Completion as such business has been carried on in the last 2 years.

(b)                                 Any persons who have been commissioned by the Company to create, develop or invent any Intellectual Property for the Company in connection with any ongoing projects of the Company to which any value is attributed in the work in progress referred to in the Last Accounts have entered into a written agreement with the Company which obliges them to assign such Intellectual Property to the Company.

(c)                                  All existing Employees have, as a matter of course, entered into a written agreement with the Company which obliges them to assign to the Company any Intellectual Property created by them whilst carrying out duties in the course of their employment with the Company.

(d)                                 The Pop Idol Format (as such term is defined in the Pearson Agreement) was independently created by Fuller on behalf of the Company prior to 1999 and without reference to any proposal submitted by Mr Alistair Curry or European Business Consultancy Limited.

2.5                                 Infringement

(a)                                  Save as Disclosed,  no claim has been made by any third party which alleges that the operations of the Company infringe or misuse or are likely to infringe or misuse the Intellectual Property of a third party or which otherwise disputes the right of the Company to use any Intellectual Property owned or used by it.

(b)                                 No claim has been made by the Company which alleges that a third party is infringing or misusing or is likely to infringe or misuse the Registered Intellectual Property owned by the Company. So far as the Warrantors are aware, no third party has served notice on the Company of any circumstances which are likely to give rise to such a claim.

(c)                                  Save as Disclosed, the operations of the Company do not infringe or misuse nor are they likely to infringe or misuse any Intellectual Property.

2.6                                 Nigel Lythgoe

Nigel Lythgoe’s arrangements and understandings with the Company and the Group are completely and accurately set out in the documents relating to him, copies of which are annexed to the Disclosure Letter and there are no terms of such arrangements or understandings which have not been Disclosed.

3.                                      CONFIDENTIAL INFORMATION

The Company has not used any processes and is not engaged in any activities which involve the misuse of any Confidential Information belonging to any third party, nor so far as the Warrantors are aware does the Company otherwise have in its possession or control any such Confidential Information without the licence or authority or the relevant owner.

4.                                      INFORMATION TECHNOLOGY

4.1                                 The Company Systems are either owned by, or properly licensed or leased to the Company and there are no circumstances of which the Warrantors are aware in which the ownership, benefit, or right to use the Company Systems may be lost solely by virtue of the acquisition of the Shares by the Purchaser. The Company Systems are covered under current maintenance and support agreements, copies of which are Disclosed.

4.2                                 The Company has taken all reasonable steps to ensure that the Software used by the Company in the carrying on of its business is free of any virus which would threaten the ability of the Company to operate its normal business activities.

4.3                                 The Company Systems are Date Compliant in all material respects.  For the purposes of this paragraph 4.3 “Date Compliant” means the ability of a computer system and/or related hardware and/or Software to be unaffected, either in its performance or in its functionality, by any dates (past, present and future) and in particular (but without prejudice to the generality of the foregoing):

(a)                                  no value for current date causes or will cause any interruption in operation;

(b)                                 date-based functionality behaves and will behave consistently for all dates;

(c)                                  in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)                                 all leap years are and will be recognised as a leap year.

5.                                      RECORDS

Adequate records, files and documents have been maintained, for the prosecution or maintenance of all registrations and applications to register the Registered Intellectual Property as well as all source codes, tapes, indices, descriptive memoranda, original listings, development and working papers, calculations and other documents or media necessary to prove authorship and ownership of the Software owned by the Company and the records, files and documents are in the possession of the Company or under its control.

6.                                      DATA PROTECTION

6.1                                 The Company has notified or applied to notify itself under the Data Protection Act 1998 and any other relevant data protection legislation having similar effect anywhere in the world, details of which are Disclosed. The Company complies with all material applicable data protection laws, guidelines and industry standards.

6.2                                 No notice or allegation has been received by the Company from a competent authority alleging that the Company has not complied with any applicable data protection laws.

6.3                                 The Company has not received any written notice from any individual claiming from the Company compensation for breaches of applicable data protection laws.

Part 4: Pensions Warranties

1.                                      DEFINITIONS

In this part 4 of schedule 3, the following words and expressions shall have the following meanings:

“Employee” means any past or present officer or employee of the Company, including any person who is on secondment overseas; and

“Pension Arrangements” means each of the pension, retirement gratuity, life assurance and termination indemnity schemes, plans or arrangements set out in the Disclosure Letter.

2.                                      DISCLOSURE OF PENSION ARRANGEMENTS

Other than any mandatory government or social security pension arrangements and the Pension Arrangements, there is no scheme, arrangement or agreement to which the Company is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employee.

3.                                      INFORMATION RELATING TO PENSION ARRANGEMENTS

Details of all material documentation which the Company is holding in relation to Pension Arrangements have been Disclosed and the details of all such Pension Arrangements which have been Disclosed are sufficient to enable the Purchasers to ascertain benefits provided under each of the Pension Arrangements in respect of the Employees and the value of such benefits.

4.                                      COMPLIANCE WITH DOCUMENTATION

The Company and any persons having legal ownership of the Pension Arrangements have complied with their respective material obligations under the governing documentation of the relevant Pension Arrangement.

5.                                      COMPLIANCE WITH LEGISLATION

Each of the Pension Arrangements complies with and has at all times complied with the provisions of the relevant legislation and tax requirements governing or applicable to that Pension Arrangement including (but not limited to) Article 141 of the Treaty of Amsterdam (where applicable), the local Tax Authority requirements, any collective agreements to which it or the Employees are a party or subject, social security requirements and any statutory and/or local governmental requirements.

6.                                      FUNDING

All amounts due to or payable in respect of each of the Pension Arrangements or to any insurance company or other relevant third party in connection with each of the Pension Arrangements have been paid.

7.                                      DISPUTES

The Company is not a party to any ombudsman, litigation or arbitration proceedings in respect of the Pension Arrangements or benefits provided under the Pension Arrangements and the Company has not received written or oral notice of any such ombudsman, litigation or arbitration proceedings which may be made against the Company.

8.                                      DISCONTINUANCE

No plan, proposal or intention to amend or discontinue (in whole or in part) any of the Pension Arrangements has been communicated to any Employee nor has any act or event occurred which will give rise to a full or partial discontinuance of any of the Pension Arrangements under applicable law.

9.                                      LIFE INSURANCE

                                                All life insurance arrangements set out in the Disclosure Letter are established under trust.

Part 5: Property Warranties

1.                                      TITLE

1.1                                 The Properties comprise all the land and premises owned or occupied or otherwise used by the Company and all the estate, interest, right and title whatsoever of the Company in, under, over or in respect of any land or premises and the descriptions set out in schedule 9 are correct.  The Company does not have any other interest in any other land or buildings other than the Properties and the Company has not entered into any legally binding agreement for the purchase of any such interest.

1.2                                 The documents of title to the Properties are in the possession or under the control of the Company and such documents are original documents or properly examined abstracts.

2.                                      ENCUMBRANCES

2.1                                 The Properties are free and clear of all claims, Encumbrances, leases, tenancies, licences or other rights of occupation, and other agreements affecting the same and the Company has exclusive possession of the whole of the Properties.

2.2                                 The Properties are not subject to any outgoings other than business and water rates, rent, insurance and service charges and those outgoings referred to the Company’s leases of the Properties.

2.3                                 As far as the Warrantor is aware there are no material covenants restrictions burdens stipulations wayleaves easements grants conditions terms rights or licences affecting the Properties listed at part 1 of Schedule 10 which are of an unusual or onerous nature or which have a material adverse affect on the use of the Properties listed at part 1 of Schedule 10.

2.4                                 There are no material covenants restrictions burdens stipulations wayleaves easements grants conditions terms rights or licences affecting the Properties listed at part 3 of Schedule 10 which are of an unusual or onerous nature or which have a material adverse affect on the use of the Properties listed at part 3 of Schedule 10.

2.5                                 The Warrantors have not received written notice that any covenants, restrictions, stipulations, conditions and other terms affecting the Properties and the uses of the Properties have not been duly observed and performed.

2.6                                 So far as the Warrantors are aware, the Company has not received written notice of any outstanding disputes, notices or complaints which affect the use of any of the Properties for the purposes for which they are now used and which would prevent or impede the Company from operating and carrying on the business currently carried out at each of the Properties.

3.                                      PLANNING AND OTHER STATUTORY OBLIGATIONS

So far as the Warrantors are aware the Properties comply with statutes, regulations, bye-laws and other relevant legislation with requirements as to fire precautions and means of escape in case of fire.

4.                                       LEASEHOLD PROPERTIES

4.1                                 Each of the Properties is held under the lease details of which are set out in part 1 of schedule 9 and no licence or supplementary agreements and concessions have been entered into or granted in respect of those leases as far as the Warrantors are aware.

4.2                                 There are outstanding rent reviews.

5.                                      CONTINGENT LIABILITIES

5.1                                 The Company has not at any time assigned or otherwise disposed of any property, leasehold or otherwise, in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability.

5.2                                 The Company is not the guarantor of or surety for any other party’s liability (contingent or otherwise) for any obligations under any lease, tenancy, agreement or any other deed or under any agreement relating to the assignment of any lease or tenancy.

6.                                       OCCUPATIONAL LEASES

All leases and tenancies and all agreements for leases and tenancies granted by the Company (or any predecessor) in respect of the Properties are correctly summarised in the particulars set out in part 2 of schedule 9.

7.                                      INSURANCE

The Warrantors have not received written notice that any current policies of insurance relating to any of the Properties (including fixtures fittings and contents) which have not been effected by the Company are not current and valid nor cover the full reinstatement value thereof (including, where the relevant property is let, loss of rent cover for a minimum of three years) and have not received written notice that they are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind and where the Properties are insured by a landlord under the terms of a lease as far as the Warrantors are aware the policy conforms in all respects with the requirements of the relevant lease.

Part 6: Tax Warranties

1.                                      GENERAL

1.1                                 Provision or reserve (as appropriate) has been made in the Last Accounts for (i) all Tax for which the Company is liable or accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Last Accounting Date or in respect of any Event occurring on or before the Last Accounting Date and (ii) for all deferred Tax assets and liabilities of the Company in accordance with generally accepted accounting practice and all Relevant Accounting Standards.

1.2                                 The Company has made all instalment payments required by the Corporation Tax (Instalment Payments) Regulations 1998 and all such instalment payments were made on the basis of a reasonable estimate of the Company’s total liability for the relevant accounting period.

1.3                                 Since the Last Accounting Date the Company has not incurred any material expenditure which is not deductible for Tax purposes.

2.                                      COMPLIANCE

2.1                                 So far as the Warrantors are aware, all information, notices, computations, claims, assessments (including self-assessments), registrations and returns which ought to have been submitted have been punctually submitted by or on behalf of the Company to the relevant Tax Authority and all information, notices, computations claims, assessments (including self-assessments), registrations and returns submitted are so far as the Warrantors are aware complete and accurate and, in the case of information, remain complete and accurate in all material respects, and are not and so far as the Warrantors are aware nor are likely to be or become the subject of any dispute.

2.2                                 The Company has not been subject to any non-routine audit, investigation, discovery or access order by any Tax Authority or any non-routine visit by any VAT or customs authority.

2.3                                 The Warrantors are aware of no dispute at the date of this Agreement with any Tax Authority regarding:

(i)                                     the computation of any gains profits or losses of the Company for the purposes of Tax;

(ii)                                  any liability or potential liability to Tax (including interest or penalties) recoverable from the Company; or

(iii)                               the availability to the Company of any relief from Tax.

2.4                                 The Company has not been a party to any scheme or arrangement in respect of which the main purpose or one of the main purposes was the avoidance of a liability to Tax.

2.5                                 No Tax Authority has agreed to operate any special arrangement in relation to the Company other than an arrangement which is wholly in accordance with a strict interpretation of the relevant law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority.

3.                                      CAPITAL GAINS

3.1                                 The book value in or adopted for the purposes of the Last Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under s38 TCGA in respect of each such asset.  So far as the Warrantors are aware, no chargeable gain would (or would but for any relief, allowance, deduction or credit other than amounts falling to be deducted under s38 TCGA) arise on the disposal of any asset acquired by the Company since the Last Accounting Date for a consideration equal to that paid on its acquisition.

3.2                                 So far as the Warrantors are aware, the Company has not disposed of or acquired any asset to or from any person in circumstances such that ss17 or 18 TCGA apply to such disposal or acquisition.

3.3                                 The value of the consideration for the acquisition of any asset included in the Last Accounts or acquired after the Last Accounting Date is not deemed for Tax purposes to have been reduced by reason of any claim made to defer Tax whether in relation to that or any other asset.

4.                                      INTERNATIONAL

4.1                                 The Company is and always has been resident for all Tax purposes only in the jurisdiction in which it was incorporated and so far as the Warrantors are aware has never been regarded as being resident for Tax purposes in a jurisdiction outside its country of incorporation.

4.2                                 So far as the Warrantors are aware, the Company is not liable to, and has at no time incurred any liability to Tax in any jurisdiction other than the jurisdiction in which it was incorporated.  So far as the Warrantors are aware, the Company has never had a permanent establishment in any jurisdiction other than in the jurisdiction in which it was incorporated.

4.3                                 The Company has not, without the prior consent of HM Treasury, caused or permitted any such body corporate as is referred to in Section 765 Taxes Act 1988 to enter into any transaction specified therein, nor has it entered into a transaction of the type referred to in Section 765A Taxes Act 1988 without fully complying with the information reporting requirements prescribed therein.

5.                                      TRANSFER PRICING

No Company has paid any amount for goods, services, or business or financial facilities which amount has been disallowed or so far as the Warrantors are aware will be disallowed by any relevant Tax Authority under relevant transfer pricing legislation nor has any Company received any amount for goods, services or business or financial facilities which amount has been increased or so far as the Warrantors are aware will be increased under relevant transfer pricing legislation.

6.                                       GROUPS OF COMPANIES

Since the Last Accounting Date, the Company has not ceased to be a member of a group of companies or undergone a change of control such that: (i) s179 TCGA; or (ii) paragraph 58 of Schedule 29 Finance Act 2002; or (iii) ss111 or 113 Finance Act 2002; has effect in relation to any asset of the Company.

7.                                       VALUE ADDED TAX

The Company is a taxable person duly registered for the purposes of VAT and has complied in all material respects with all statutory provisions, rules, regulations, orders and directives in respect of VAT, has promptly submitted accurate returns and maintains full and accurate VAT records and has not suffered any liability to any interest, forfeiture, surcharge or penalty.  VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

8.                                      CLOSE COMPANIES

8.1                                 The Company is not, nor has it ever been liable to make a payment to any Tax Authority under the provisions of Sections 418 to 422 Taxes Act.

8.2                                 The Company has never made any transfer of the kind described in Section 125 TCGA.

9.                                      INHERITANCE TAX AND GIFTS

9.1                                 So far as the Warrantors are aware, there are not in existence any circumstances whereby any such power as is mentioned in s212 Inheritance Tax Act 1984 could be exercised in relation to any shares in, securities of or assets of the Company.

9.2                                 Neither the assets owned by nor the shares of the Company are subject to an outstanding Inland Revenue charge as defined in s237 Inheritance Tax Act 1984.

10.                               INTANGIBLES

10.1                           There are no assets held by the Company in respect of which it has brought into account, or will before Completion be entitled to bring into account, any debits under Schedule 29 FA 2002.

11.                               TRANSFER TAXES

11.1                           There is no instrument which is necessary to establish the Company’s right or title to any asset which is or may become liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty, interest or penalties if brought within the relevant jurisdiction.

11.2                           Any stamp, stamp duty land, documentary, securities or other transfer Taxes which any Company is required to pay have been duly paid.

12.                               EMPLOYEES

12.1                           All income tax deductible and payable in respect of employee Tax has, so far as it is required to be deducted, been deducted from all payments made or treated as made by each Company and all amounts so due to be paid to the relevant Tax Authority prior to Completion have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of each Company or any persons required to be treated as such.

12.2                           Any expenditure that has been incurred or that has been agreed to be incurred by the Company in remunerating employees, officers, ex-employees and ex-officers of the Company, including any salaries, bonuses, emoluments and any gratuitous payments paid to such persons, is or will, so far as the Warrantors are aware, be deductible for Tax purposes.

12.3                           All deductions and payments required to be made under any Tax legislation in respect of national insurance and social security contributions (including employer’s contributions) have been so made.

12.4                           All payments by each Company to any person which are required to have been made under deduction of Tax have been so made and each Company (if required by law to do so) has accounted to the Tax Authority for the Tax so deducted.

12.5                           The Company has not been granted any dispensations by any Tax Authority relating to the taxation of its employees or the reporting of benefits provided to such employees.

12.6                           Proper records have been maintained in respect of all such deductions and payments in accordance with all applicable Tax legislation.

12.7                           The Inland Revenue have not amended any notice sent by the Company giving details of options granted as Enterprise Management Incentive options (“EMI Options”) under the provisions of Schedule 5, ITEPA 2003 (“Schedule 5”).

12.8                           No notice of enquiry was issued by the Inland Revenue to the Company in relation to EMI Options granted by the Company.

12.9                           So far as the Warrantors are aware, the return of benefits forms reporting benefits provided for directors, employees or former employees of the Company have been correctly reported to the Inland Revenue.

SCHEDULE 4

Ingenious Warranties

1.1                                 Power to contract

Ingenious has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents constitutes or will, when executed, constitute binding obligations on Ingenious in accordance with their terms, subject to any principles of equity or insolvency law.

1.2                                 Authorisations

Ingenious has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under the Transaction Documents.

1.3                                 Title to Shares

Ingenious the sole legal and beneficial owner of the number of Shares set out against its name in part 3 of schedule 1 which are free from and unaffected by any Encumbrance other than under the Articles of the Company.

SCHEDULE 5

Limitations on the liability of the Warrantors under the Warranties

1.                                      SCOPE

1.1                                 Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Warrantors in respect of any claim under the Warranties (including, for the avoidance of doubt, clause 6 and references in this Schedule 5 to “claim” and “claims” shall be construed accordingly.)

1.2                                 Paragraphs 2.2, 2.3, 2.4, 5 and 6 of this Schedule 5 shall not apply to any claim under the Warranties set out in part 6 of schedule 3 (relating to Tax).  Clauses 3 and 6  of the Tax Deed shall apply to claims under the Warranties as set out in part 6 of schedule 3 as they apply to claims under the Tax Deed.

1.3                                 All of the limitations on the liability of the Warrantors contained in this schedule are subject to paragraph 13 of this Schedule 5.

2.                                      LIMITATIONS OF QUANTUM

2.1                                 The maximum aggregate liability of the Warrantors in respect of all Claims including under the Tax Deed shall not exceed the amount of the Consideration received by the Sellers at the time the relevant claims are made and, for this purpose, any Consideration satisfied by issue of shares of common stock of CKX shall be treated as having the value attributed to it at the time the number of such shares was calculated in accordance with this agreement.

2.2                                 The liability of each of the Warrantors in respect of claims under paragraph 2 of part 1 of schedule 3 shall not exceed £69,155,057 in respect of Fuller and £7,702,504 in respect of Fuller Nominees.

2.3                                 The liability of each of the Warrantors in respect of all claims (other than with respect to paragraph 2 of part 1 of schedule 3) shall not exceed £89,798,253 in respect of Fuller and £10,001,747 in respect of Fuller Nominees.

2.4                                 The liability of Ingenious shall not exceed £22,942,439.

2.5                                 No liability shall attach to the Warrantors in respect of any claim:

(a)                                  unless the loss sustained which is the subject matter of the claim shall exceed £25,000; and

(b)                                 until the aggregate amount of all claims for which they would, in the absence of this provision 2.8(b), be liable shall exceed £800,000 and in such event the Warrantors shall be liable for the whole of such amount in respect of a claim under the Warranties and not merely the excess over £800,000.

(Save in respect to paragraphs 14.1, 14.2 and 14.3 of part 2 of schedule 3, where no limitations shall apply)

3.                                      TIME LIMITS

3.1                                 The Warrantors shall be under no liability in respect of any claim unless notice of such claim giving reasonable details of the relevant facts, matters or circumstances giving rise to the claim (including an estimate of the amount of such claim if practicable and without prejudice to any claim either Purchaser might actually make) shall have been served upon the

Warrantors by the Purchasers within 25 Business Days of either of the Purchasers becoming aware that such facts, matters or circumstances may give rise to a claim and:

(a)                                  in the case of a claim under the Warranties (other than the Warranties set out in part 6 of schedule 6 (relating to Tax)) by no later than the second anniversary of the Completion Date; and

(b)                                 in the case of a claim under the Warranties set out in part 6 of schedule 6 (relating to Tax) by no later than the seventh anniversary of the Completion Date.

3.2                                 Any claim notified in accordance with Paragraph 3.1 of this Schedule and not satisfied, settled or withdrawn shall be unenforceable against the Warrantors on the expiry of the period of 9 months starting on the date of notification of the claim unless proceedings in respect of such claim have been issued and served on the Warrantors in accordance with the terms of this agreement.

4.                                      GENERAL

4.1                                 Neither of the Purchasers shall be entitled to make any claim in respect of any facts, matters or circumstances if such facts, matters or circumstances have been Disclosed in this agreement and/or any of the other Transaction Documents or any other letter, document or communication Disclosed pursuant to the Disclosure Letter.

4.2                                 The Warrantors shall not be liable

(a)                                  in respect of any claim:

(i)                                     where the Purchasers had actual knowledge of the facts, matters or circumstances which might give rise to such claim at completion except that the Purchases shall not be deemed to have any knowledge of any matter set out or referred to in the documents in the Data Room (unless such matter shall have been Disclosed);

(ii)                                  if and to the extent that such claim arises directly or indirectly from any voluntary act, transaction or arrangement, in each case which is outside the ordinary course of business of the relevant company at that time, after Completion by either of the Purchasers, the Company or any member of the Group or any of their respective directors, officers, employees or agents (other than a voluntary act, transaction or arrangement carried out by Mr. Fuller or Mr. Charles Garland without the authority of the relevant Group Company);

(iii)                               if and to the extent that the claim arises directly or indirectly from any act, transaction or arrangement, in each case which is outside the ordinary course of business of the relevant company at that time, authorised by or carried out at the request of either of the Purchasers;

(iv)                              to the extent that either of the Purchasers have recovered under an indemnity against any loss or damage suffered by arising out of such breach or claim under the terms of any insurance policy of either of the Purchasers (net of any costs of such recovery, including any increased premium payable as a result of such recovery);

5.                                      CONDUCT OF CLAIMS

5.1                                 Subject to any obligations that either of the Purchasers may have under any applicable policy of insurance, if either of the Purchasers becomes aware that any claim has been made against any member of the Group by a third party after Completion which is likely to result in either of the Purchasers being entitled to make a claim against the Warrantors by virtue of a breach of any Warranty the Purchasers shall, and shall procure that any relevant member of the Group shall:

(a)                                  give notice of such claim to the Warrantors as soon as reasonably practicable;

(b)                                 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without, where practicable, having first notified the Warrantors of its intention to do so (unless to so notify would be to the material detriment of the Purchasers or either of them or any member of the CKX Group);

(c)                                  take such action as the Warrantors shall reasonably request to avoid, dispute, resist, compromise, defend or mitigate any such claim (other than any claim the avoidance, dispute, resistance, compromise, defence or mitigation of which would be likely to materially adversely affect the goodwill of the business of the relevant member of the CKX Group or any claim which seeks or in respect of which there has been granted injunctive relief) (and subject to the relevant member of the Group being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Warrantors against all Losses incurred in connection with such claim) provided that the Warrantors shall jointly and severally indemnify and hold harmless all members of the CKX Group against all Losses incurred by any of them arising from any action taken by any member of the CKX Group at the request of the Warrantors pursuant to this paragraph 5; and

(d)                                 consult as fully as is reasonably practicable with the Warrantors as regards the conduct of any proceedings arising out of such claim.

5.2                                 Notwithstanding the preceding provisions of this Schedule, if at any time any of the Warrantors pay to either of the Purchasers an amount in respect of any claim and either of the Purchasers, the Company and/or any member of the Group subsequently becomes entitled to recover from any third party any sum in respect of the facts, matters or circumstances giving rise to the claim then the Purchasers shall or shall procure that the Company and/or any member of the Group shall take all necessary steps to enforce such recovery unless to do so would, in the opinion of the Purchasers (acting reasonably) be to the material detriment of the Company or any member of the CKX Group.  If the Purchasers, the Company and/or any Group Company shall at any time recover any sum from a third party which is referable to the facts, matters or circumstances giving rise to any claim in respect of which any of the Warrantors have paid any sum to either of the Purchasers then provided that there are no outstanding claims or disputes between the Purchasers or either of them and the Warrantors or either of them (or, if there are any such disputes or claims, following the final adjudication or settlement of them):

(a)                                  if the amount paid by the Warrantors in respect of the claim is more than the Sum Recovered, the Purchasers shall immediately pay to the Warrantors the Sum Recovered; and

(b)                                 if the amount paid by the Warrantors in respect of the claim is less than or equal to the Sum Recovered, the Purchasers shall immediately pay to the Warrantors an amount equal to the amount paid by the Warrantors;

For the purpose of this Clause “Sum Recovered” means an amount equal to the total of the amount recovered from the relevant third party plus any repayment, supplement or interest in respect of the amount recovered from the person under Section 825 or 826 of ICTA less any tax computed by reference to the amount recovered from the person payable by the Purchasers or the Warrantors in recovering the amount from the third party and all costs payable by the Purchasers, the Company and/or any member of the Group in making any such recovery.

6.                                      CHANGE IN LEGISLATION

No liability shall attach to any of the Warrantors in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

7.                                      CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to any of the Warrantors in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

8.                                      NO DOUBLE RECOVERY

8.1                                 The Warrantors shall not be liable in respect of any claim if and to the extent that the loss occasioned thereby has been recovered under the Tax Deed and they shall not be liable in respect of any claim under the Tax Deed if and to the extent that such claim has been recovered under the Warranties.

8.2                                 No member of the CKX Group shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

9.                                      PAYMENT OF CLAIM TO BE IN REDUCTION OF CONSIDERATION

If any of the Warrantors pay any sum to either of the Purchasers pursuant to a claim, that part of the Consideration received by such Warrantor for the sale of its Shares shall be deemed to be reduced by the amount of such payment.

10.                               WAIVER

Each of the Purchasers irrevocably and unconditionally waives any right it may have to rescind this agreement.

11.                               SURVIVAL OF THESE PROVISIONS

The provisions of this schedule 5 apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this agreement.

12.                               MITIGATION NOT AFFECTED

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

13.                               FRAUD

None of the limitations on the liability of the Warrantors set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against a Warrantor or Ingenious to the extent that the liability of any of that Warrantor or Ingenious in respect of that claim arises from fraud, wilful default, concealment, dishonesty or deliberate non-disclosure on the part of any of that Warrantor or Ingenious.

SCHEDULE 6

Purchasers’ Warranties

1.                                      DEFINITIONS

In this schedule 6, the following words and expressions shall have the following meanings:

“Capital Stock” means, with respect to any Person, any and all shares, interests, warrants, options, participations, rights to acquire or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued subsequent hereto, including, without limitation, all series and classes of common stock and preferred stock;

“CKX Subsidiaries” means members of the CKX Group (but excluding for all purposes of this schedule the Company and the Group;

“CKX Shares” means the Initial Consideration Shares and the Deferred Consideration Shares (if any);

“Common Stock” means the common stock, no par value, of CKX;

“Contribution Agreement” means the Contribution and Exchange Agreement, dated as of December 15, 2004, by and between CKX, RFX Acquisition LLC (“RFX”) and The Promenade Trust (the “Trust”);

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

“Form 8-K” means that certain Form 8-K filed by the Company on February 8, 2005, as amended by that certain Form 8-K filed by the Company on February 11, 2005, but in each case excluding the financial statements included therein and the exhibits attached thereto and any documents incorporated therein by reference.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, association, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity of whatever nature;

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

“Series A Preferred Stock” means the Series A Convertible Redeemable Preferred Stock, no par value, of CKX, having the number of votes per share equal to the number of shares of Common Stock into which one share of Series A Convertible Preferred Stock is convertible;

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, no par value, of CKX;

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, no par value, of CKX; and

“SOXA” means the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

2.                                      ORGANIZATION, GOOD STANDING AND QUALIFICATION

Each of the Purchasers is a corporation duly incorporated, validly existing and, in the case of CKX, is in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted after giving effect to the consummation of the transactions contemplated by this agreement.

3.                                      AUTHORISATION

Each of the Purchasers has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of and the performance under this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by all necessary corporate action and any required stockholder action on the part of each of the Purchasers.  This Agreement and the Transaction Documents to which they are a party have been duly executed and delivered by each of the Purchasers and are legal, valid and binding obligations of each such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as limited by (i) status of limitation, lapse of time, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally or by general principles of equity and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The CKX Shares, when issued in compliance with the provisions of this Agreement, will be duly authorised, validly issued, fully paid and nonassessable.  The CKX Shares will be free of any Encumbrances, charges or liens other than those created by or imposed upon the holders thereof through no action of the Purchaser, and the CKX Shares will be free of restrictions on transfer, other than the restrictions on transfer under the Transaction Documents and pursuant to applicable US federal and state securities laws.

4.                                      ABSENCE OF DEFAULTS AND CONFLICTS

The Purchasers and the CKX Subsidiaries are not in violation of their respective articles of incorporation, memorandum of association, certificate of formation, bylaws, operating agreement or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, agreement, lien, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it is bound, or to which either of the property or assets of CKX or any of the CKX Subsidiaries is subject (collectively, the “Agreements and Instruments”), except where the violation could not reasonably be expected to have a material adverse effect; and the execution and delivery of and performance under this Agreement, the Transaction Documents and any other Agreements and Instruments, and the consummation of the transactions contemplated herein or therein (including without limitation the issuance of the CKX Shares) and compliance by the CKX and the CKX Subsidiaries with their respective obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of or a default under, or result in the creation or imposition of any Encumbrance upon any property or assets of the Purchasers or any CKX Subsidiary pursuant to such Agreements and Instruments, nor will such actions result in any violation of or require any notice, consent or waiver or trigger any change of control provisions of the articles of incorporation or formation, bylaws, operating agreement or other organizational documents of CKX or any CKX Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any court or governmental authority having jurisdiction over CKX, any CKX Subsidiary or any of their respective assets or properties.

5.                                      ABSENCE OF PROCEEDINGS

There is no action, suit or proceeding, claim, arbitration or investigation before or by any court, arbitrator, arbitrational body or governmental authority, pending or so far as the Purchaser Warrantors are aware, threatened in writing, against CKX or any of the CKX Subsidiaries, or affecting any of the properties or assets of CKX or the CKX Subsidiaries which individually or in the aggregate would have a material adverse effect or relating to the transactions contemplated by this Agreement or the other Transaction Documents.  So far as CKX is aware, there is no action pending or threatened in writing against any of its officers, directors or employees in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Purchasers.  None of CKX, the CKX Subsidiaries or any of their respective assets or properties is subject to the provisions of any order, writ, injunction, judgment, ruling, decision or decree of any court, arbitrator, arbitrational body or governmental body which would reasonably be expected to have a material adverse effect.

6.                                      CONSENTS

No governmental approval, consent or authorization or other approval, consent or authorization is required on the part of CKX or any of the CKX Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents to which they are a party and the transactions to be consummated hereby and thereby, other than filings required to be made after the Completion under applicable federal and state securities or “blue sky” laws (which filings will be made by the Purchasers in accordance with such laws).

7.                                      CAPITALIZATION

7.1                                 The authorised, issued and outstanding Capital Stock of the CKX as of the date hereof and is, and on the Completion Date prior to the Completion will be as set forth in the Purchasers’ Disclosure Letter, hereof under “Actual Capitalization.” All outstanding shares of Capital Stock of CKX have been duly authorised and validly issued and are fully paid and non-assessable.

7.2                                 The authorised, issued and outstanding Capital Stock of CKX immediately after the Completion will be as set forth in the Purchasers’ Disclosure Letter, hereof under “Pro Forma Capitalization.”  All shares of Capital Stock of CKX outstanding immediately after the Completion will be duly authorised, validly issued, fully paid and non-assessable.

7.3                                 Other than as described in the Form 8-K, CKX does not have outstanding any securities convertible into or exercisable or exchangeable for any shares of its Capital Stock nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its Capital Stock or securities convertible into or exercisable or exchangeable for any of its Capital Stock. Other than as described in the Form 8-K, no shares of CKX’s outstanding Capital Stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by CKX, are subject to any rights of first refusal or other rights to purchase such stock (whether in favour of CKX or any other Person), pursuant to any agreement or commitment of CKX.  Except as described in the Form 8-K, CKX has no obligation to pay any dividend on or make any distribution in respect of any Capital Stock.

7.4                                 Except as described in the Form 8-K, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, evidences of indebtedness or commitments of any character, written or oral, under which CKX is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of any shares of the Capital Stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the Capital Stock or other equity interests of CKX, and no securities or obligations evidencing such rights are authorised, issued or outstanding.  Except as described in the Form 8-K, the outstanding Capital Stock of CKX is not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such Capital Stock.  There are no outstanding or authorised stock appreciation, phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of CKX.  Other than the transactions contemplated by this Agreement and the Transaction Documents, there are no outstanding obligations or other commitments of CKX to make any investment (in the form of a loan, capital contribution or other obligation to provide funds) in, any other Person.

7.5                                 Upon issuance thereof, the CKX Shares will be free of any Encumbrances other than restrictions on transfer under U.S. federal and state securities laws and the Transaction Documents.  The CKX Shares will be duly authorised, validly issued, fully paid and nonassessable, and owned by the Sellers, free from Encumbrances other than restrictions on transfer under U.S. federal and state securities laws and the Transaction Documents.

7.6                                 To the best of the knowledge of CKX, with respect to all times prior to February 8, 2005, all of the issued and outstanding shares of Capital Stock of CKX have been offered and sold in compliance with applicable federal and state securities or “blue sky” laws.  With respect to all times from and after February 8, 2005, all of the issued and outstanding shares of Capital Stock of CKX have been offered and sold in compliance with applicable federal and state securities or “blue sky” laws.  The offer, sale and issuance of the CKX Shares will be made in compliance with all applicable federal and state securities or “blue sky” laws.  Neither CKX nor any Person or entity acting on its behalf has taken or will take any action which would subject the offering, sale and issuance of the CKX Shares to the registration requirements of the Securities Act.

7.7                                 Other than the rights of holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, no Person has any rights to vote for the election of members of the CKX’s Board of Directors.

8.                                      CERTAIN CHANGES OR EVENTS

Save as Disclosed or in the SEC Reports or pursuant to this transaction from and after February 8, 2005, (i) none of the Purchasers and the CKX Subsidiaries have authorised or made any distributions, or declared or paid any dividends, upon or with respect to any of its Capital Stock or other equity interests, nor has the Purchasers or the CKX Subsidiaries redeemed, purchased or otherwise acquired, or issued or sold, any of its Capital Stock or other equity interests; (ii) none of the Purchasers and the CKX Subsidiaries have entered into any material transaction, other than the other agreements related hereto; (iii) none of the Purchaser and its CKX Subsidiaries have incurred any indebtedness for borrowed money or made any loans or advances to any Person which are individually in excess of $500,000 or in excess of $1,000,000 in the aggregate; (iv) there has been no waiver by the Purchasers or any of the CKX Subsidiaries of a material right or of a material debt owed to it; (v) none of the Purchasers and the CKX Subsidiaries have failed to satisfy or discharge any Encumbrance, other than in the ordinary course of business and would not reasonably be expected to cause a material adverse effect; (vi) there has been no material change in any compensation, arrangement or agreement with any employee, director, stockholder or affiliate thereof; (vii) from and after February 8, 2005, none of the Purchasers and the CKX Subsidiaries have made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchasers or any of the CKX Subsidiaries; and (viii) there has been no agreement or commitment by the Purchasers or any of the CKX Subsidiaries to do or perform any of the acts described in this Section 8.

9.                                      FINANCIAL STATEMENTS AND REPORTS

9.1                                 The Purchasers’ Disclosure Letter has attached to it (i) the audited balance sheet of CKX as of December 31, 2003 and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”); and (ii) the unaudited balance sheet of CKX as of September 30, 2004 and the related audited statements of income, changes in stockholders’ equity and cash flows for CKX for the nine-month period then ended (the “Interim Financial Statements,” together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared by CKX in accordance with US GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of CKX as of the dates thereof, and, with respect to the Interim Financial Statements, subject to normal year-end adjustments that are not material in amount or effect and the absence of footnotes and similar presentation items therein.  Except as set forth in the Financial Statements or Disclosed, CKX does not have any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise) required by US GAAP to be set forth on a balance sheet of CKX, or disclosed in the notes thereto or, even if not so required to be set forth or disclosed, that are material to CKX.  Other than as set forth in the Financial Statements or as Disclosed, CKX has no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC).

9.2                                 CKX has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the principal executive officer and principal financial officer of CKX to engage in the review and evaluation process mandated by Section 302 of SOXA.  CKX’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to CKX required to be disclosed by CKX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to CKX’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CKX required by Section 302 of SOXA with respect to such reports.

10.                               SEC REPORTS

CKX has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed by CKX with the SEC since January 1, 2001 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto as well as any Current Reports on Form 8-K that have been filed with or furnished to the SEC, collectively, the “SEC Reports”).    With respect to each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) filed prior to February 8, 2004, to the best of CKX’s knowledge, and with respect to each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) filed on or after February 8, 2004, each such SEC Report complied in all material respects with the requirements of the Exchange Act and the Securities Act that are or were applicable to such SEC Report, and none of the SEC Reports contained when filed or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

11.                               CONTRIBUTION AND EXCHANGE AGREEMENT AND STOCK PURCHASE AGREEMENT

All of the representations and warranties of (i) the Trust made in Article IV of the Contribution Agreement and of CKX and RFX made in Article V of the Contribution Agreement and (ii) of CKX made in Article 3 of the Stock Purchase Agreement, in each case that are qualified as to materiality or a material adverse effect were true and correct, and those not so qualified were true and correct in all material respects as of the date first made and as of the closing contemplated under each such agreement.  To the best knowledge of CKX, each of such representations and warranties made by the Trust with respect to, or otherwise related to, the Transferred Subsidiaries are true and correct in all material respects as of the date hereof.  Neither CKX, RFX nor, to the best knowledge of CKX, any of the other parties to the Contribution Agreement or Stock Purchase Agreement were in material breach of any representation or warranty made therein at the time made or as of the closing of the transactions contemplated thereby and, to the best knowledge of CKX, no claim (or basis thereof) in respect of the breach or inaccuracy of any such representations or warranties has arisen.

12.                               CKXUK

                                                CKXUK is an indirect wholly owned subsidiary of CKX.

13.                               FINANCING

                                                At the Completion, the Purchasers shall have available third party financing for the payment of the Deferred Consideration.

14.                               EMPLOYMENT AGREEMENT

Subject to the approval of the Compensation Committee of the Board of Directors of CKX, Inc., the definitive employment agreement entered into between CKX and Robert F.X. Sillerman shall (i) provide for a term of not less than five (5) years and (ii)  include customary non-compete provisions which shall generally limit Mr. Sillerman’s ability to purchase, invest or otherwise participate in any significant manner, in investments, businesses and commercial operations in the media or entertainment sectors, other than by or through CKX or its subsidiaries, except for certain activities currently conducted by Mr. Sillerman and previously disclosed to Sellers or as may be approved by the Board of Directors of CKX.

SCHEDULE 7

Limitations on the liability of the Purchasers under the Purchasers’ Warranties

1.                                      SCOPE

1.1                                 Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Purchasers in respect of any claim under the Purchasers Warranties (including, for the avoidance of doubt, clause 7 and references in this Schedule 7 to “claim” and “claims” shall be construed accordingly.)

1.3                                 All of the limitations on the liability of the Warrantors contained in this schedule are subject to paragraph 13 of this Schedule 7.

2.                                      LIMITATIONS OF QUANTUM

2.1                                 The maximum aggregate liability of the Purchasers in respect of all claims shall not exceed the amount of the Consideration received by the Sellers at the time the relevant claims are made and, for this purpose, any Consideration satisfied by issue of shares of common stock of CKX shall be treated as having the value attributed to it at the time the number of such shares was calculated in accordance with this agreement.

2.2                                 The liability of each of the Purchasers shall not exceed the proportion of total Consideration paid by each of them.

2.3                                 No liability shall attach to the Purchasers in respect of any claim:

(a)                                  unless the loss sustained which is the subject matter of the claim shall exceed £25,000; and

(b)                                 until the aggregate amount of all claims for which they would, in the absence of this provision 2.4(b), be liable shall exceed £800,000 and in such event the Purchasers shall be liable for the whole of such amount in respect of a claim under the Purchasers’ Warranties and not merely the excess over £800,000.

3.                                      TIME LIMITS

3.1                                 The Purchasers shall be under no liability in respect of any claim unless notice of such claim giving reasonable details of the relevant facts, matters or circumstances giving rise to the claim (including an estimate of the amount of such claim if practicable and without prejudice to any claim any of the Sellers might actually make) shall have been served upon the Purchasers by the Sellers within 25 Business Days of any of the Sellers becoming aware that such facts, matters or circumstances may give rise to a claim and by no later than the second anniversary of the Completion Date; and

3.2                                 Any claim notified in accordance with Paragraph 3.1 of this Schedule and not satisfied, settled or withdrawn shall be unenforceable against the Purchasers on the expiry of the period of 9 months starting on the date of notification of the claim unless proceedings in respect of such claim have been issued and served on the Purchasers in accordance with the terms of this agreement.

4.                                      GENERAL

4.1                                 None of the Sellers shall be entitled to make any claim in respect of any facts, matters or circumstances if such facts, matters or circumstances have been Disclosed in this agreement and/or any of the other Transaction Documents or any other letter, document or communication Disclosed pursuant to the Disclosure Letter.

4.2                                 The Purchasers shall not be liable in respect of any claim: where the Sellers had actual knowledge of the facts, matters or circumstances which might give rise to such claim at completion

5.                                      CONDUCT OF CLAIMS

5.1                                 Subject to any obligations any of the Sellers may have under any applicable policy of insurance, if any of the Sellers becomes aware that any claim has been made against any member of the CKX Group by a third party after Completion which is likely to result in any of the Sellers being entitled to make a claim against the Purchasers by virtue of a breach of any Purchasers’ Warranty the Sellers shall:

(a)                                  give notice of such claim to the Purchasers as soon as reasonably practicable;

(b)                                 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without, where practicable, having first notified the Purchasers of its intention to do so (unless to so notify would be to the material detriment of the Sellers or any of them or any member of the Ingenious Group);

(c)                                  take such action as the Purchasers shall reasonably request to avoid, dispute, resist, compromise, defend or mitigate any such claim (other than any claim the avoidance, dispute, resistance, compromise, defence or mitigation of which would be likely to materially adversely affect the goodwill of the business of the relevant Seller or any claim which seeks or in respect of which there has been granted injunctive relief) provided that the Purchasers shall jointly and severally indemnify and hold harmless all the Sellers and members of the Ingenious Group against all Losses incurred by any of them arising from any action taken by any Seller at the request of the Purchasers pursuant to this paragraph 5; and

(d)                                 consult as fully as is reasonably practicable with the Purchasers as regards the conduct of any proceedings arising out of such claim.

5.2                                 Notwithstanding the preceding provisions of this Schedule, if at any time any of the Purchasers pay to any of the Sellers an amount in respect of any claim and either of the Sellers or a member of the Ingenious Group subsequently becomes entitled to recover from any third party any sum in respect of the facts, matters or circumstances giving rise to the claim then the Sellers shall or shall procure that any member of the Ingenious Group shall take all necessary steps to enforce such recovery unless to do so would, in the opinion of the Sellers (acting reasonably) be to the material detriment any member of the Ingenious Group.  If the Sellers and/or any member of the Ingenious Group shall at any time recover any sum from a third party which is referable to the facts, matters or circumstances giving rise to any claim in respect of which either of the Purchasers have paid any sum to any of the Sellers then provided that there are no outstanding claims or disputes between the Purchasers or either of them and the Sellers or any of them (or, if there are any such disputes or claims, following the final adjudication or settlement of them):

(a)                                  if the amount paid by the Purchasers in respect of the claim is more than the Sum Recovered, the Sellers shall immediately pay to the Purchasers the Sum Recovered; and

(b)                                 if the amount paid by the Purchasers in respect of the claim is less than or equal to the Sum Recovered, the Sellers shall immediately pay to the Purchasers an amount equal to the amount paid by the Purchasers;

For the purpose of this Clause “Sum Recovered” means an amount equal to the total of the amount recovered from the relevant third party plus any repayment, supplement or interest in respect of the amount recovered from the person under Section 825 or 826 of ICTA less any tax computed by reference to the amount recovered from the person payable by the Purchasers or the Sellers in recovering the amount from the third party and all costs payable by the Sellers and/or any member of the ingenious Group in making any such recovery.

6.                                      CHANGE IN LEGISLATION

No liability shall attach to either of the Purchasers in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

7.                                      CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to either of the Purchasers in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

8.                                      NO DOUBLE RECOVERY

8.1                                 No Seller shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

9.                                      WAIVER

Each of the Sellers irrevocably and unconditionally waives any right it may have to rescind this agreement.

10.                               SURVIVAL OF THESE PROVISIONS

The provisions of this schedule 7 apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this agreement.

11.                               MITIGATION NOT AFFECTED

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

12.                               FRAUD

None of the limitations on the liability of the Purchasers set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against a Purchaser or Ingenious to the extent that the liability of any of that Purchaser in respect of that claim arises from fraud, wilful default, concealment, dishonesty or deliberate non-disclosure on the part of any of Purchasers.

SIGNED by))	/s/ Simon Fuller
SIMON ROBERT FULLER))

SIGNED by))
duly authorised for and on behalf))	/s/ Simon Fuller
of FULLER NOMINEES LIMITED))

SIGNED by )
duly authorised for and on behalf))	/s/ Patrick Bradley
of INGENIOUS VENTURES LIMITED))

SIGNED by Howard Tytel )
duly authorised for and on behalf))	/s/ Howard Tytel
of SPORTS ENTERTAINMENT )
ENTERPRISES, INC.))

SIGNED by Howard Tytel )
duly authorised for and on behalf))	/s/ Howard Tytel
of CKX UK HOLDINGS LIMITED))